UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
OMNICARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 23, 2012
The Annual Meeting of Stockholders of Omnicare, Inc. (the “Company”) will be held at the Hilton Cincinnati Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio, on Wednesday, May 23, 2012 at 9:00 a.m. local time. The purpose of the Annual Meeting is to consider and act upon:

(1)	the election of seven Directors proposed by the Company;

(2)
an advisory vote on the compensation of the Company's named executive officers, as described under the section captioned “Compensation Discussion and Analysis” on pages 14 to 27 of this Proxy Statement;

(3)	the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2012; and

(4)	any other business as may properly be brought before the meeting.
Only stockholders of record at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.
Whether or not you plan to attend the meeting, please vote your shares by phone, via the Internet or sign and date the enclosed proxy and mail it in the enclosed envelope at your earliest convenience. No postage is required if it is mailed in the United States.
By Order of the Board of Directors
ALEXANDER M. KAYNE
Senior Vice President, Secretary and General Counsel
Cincinnati, Ohio
April 19, 2012
YOUR VOTE IS IMPORTANT! TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE YOUR SHARES BY FOLLOWING THE VOTING INSTRUCTIONS IN THE ENCLOSED PROXY.

TABLE OF CONTENTS

2012 PROXY SUMMARY	iii
GENERAL INFORMATION	1
Stockholders Entitled to Vote	1
Proxies and Voting Procedures	1
Revocation of Proxies	2
PROPOSAL NO. 1: ELECTION OF DIRECTORS	3
Nominees	3
GOVERNANCE OF THE COMPANY AND BOARD MATTERS	7
Corporate Governance Guidelines	7
Independent Directors	7
Committees of the Board, Committee Charters and Meetings	8
Selection of Nominees for the Board	10
Mandatory Retirement Policy	10
Code of Ethics	10
Board Leadership Structure	11
Private Sessions of Non-Management Directors	11
Risk Oversight	11
Compensation and Risk Management	12
Contacting the Board	12
Director Compensation	12
Stock Ownership Guidelines for Directors	13
COMPENSATION DISCUSSION AND ANALYSIS	14
REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE	28
SUMMARY COMPENSATION TABLE	29
2011 GRANTS OF PLAN-BASED AWARDS	32
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	34
OPTIONS EXERCISED AND RESTRICTED STOCK VESTED	36
NON-QUALIFIED DEFERRED COMPENSATION	36
Omnicare, Inc. Rabbi Trust Deferred Compensation Plan	37
PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	38
EMPLOYMENT AGREEMENTS	41
Mr. Figueroa	41
Mr. Workman	41
Mr. Kayne	42
Mr. Stamps	43
Mr. Sahney	44
EQUITY AWARDS	44
RETIREMENT PLANS	44
SPLIT-DOLLAR INSURANCE AGREEMENTS	45
TRANSACTIONS WITH RELATED PERSONS	46
Certain Relationships and Transactions	46
Procedures for Approval of Related Party Transactions	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

Persons Beneficially Owning More than Five Percent of Outstanding Common Stock of the Company	47
Common Stock Ownership by Directors and Executive Officers	49
PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	50
LEGAL MATTERS	51
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	51
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	52
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53
Audit Committee Pre-Approval Policies and Procedures	53
Fees and Services of Independent Registered Public Accounting Firm	53
Vote on Ratification of Appointment	53
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	55
Stockholder Proposal Intended for Inclusion in the 2013 Proxy Statement	55
Stockholder Nomination of a Candidate for Election as a Director	55
Advance Notice of Business for 2013 Annual Meeting	55
CORPORATE SECRETARY ADDRESS FOR NOTICES AND REQUESTS	56
OTHER MATTERS	56
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012	56
EXPENSES OF SOLICITATION	56

2012 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:        9:00 a.m. local time, on Wednesday, May 23, 2012

Place:	Hilton Cincinnati Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio
Record Date:        March 30, 2012

Voting:	Stockholders as of the record date are entitled to vote. Each share of Omnicare common stock is entitled to one vote on each matter properly brought before the 2012 Annual Meeting.

Meeting Agenda

•	Election of seven directors proposed by the Company

•	Advisory vote on executive compensation

•	Ratification of PricewaterhouseCoopers LLP as auditors for 2012

•	Transact other business that may properly come before the meeting

Voting Matters

Proposals	Board Recommendation
Election of Directors	FOR each director nominee
Advisory Vote on Executive Compensation	FOR
Ratification of PricewaterhouseCoopers LLP as Auditors for 2012	FOR

Director Nominees
The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Independent	AC*	CC*	CNG*
Mark A. Emmert	59	2011	President of the National Collegiate Athletic Association	Yes		X
John Figueroa	49	2011	Chief Executive Officer of Omnicare, Inc.	No
Steven J. Heyer	59	2008	Founder of Avra Kehdabra Animation LLC, Chairman of Next 3D, Inc., and Chief Executive Officer and Co-Owner of The Pod Hotel Co.	Yes	X		C
Andrea R. Lindell, DNSc, RN	68	1992	Professor Emeritus of the College of Nursing Academic Health Center at the University of Cincinnati	Yes			X
Barry Schochet	60	2011	President and Chief Executive Officer of BPS Health Ventures, LLC and Operating Partner of CIC Partners	Yes	X	C
James D. Shelton	58	2008	Non-Executive Chairman of Omnicare, Inc. and Chairman of LHP Hospital Partners, Inc.	Yes			X
Amy Wallman	62	2004	Retired Audit Partner with Ernst & Young International	Yes	C	X
*AC=Audit; CC=Compliance; CNG=Compensation, Nominating and Governance; C=Chairman of Committee and X=Member of Committee.

2011 Business Highlights

•
Financial Performance: Our adjusted income from continuing operations for 2011 was $244 million, or adjusted earnings per share from continuing operations of $2.13 per share, which was at the upper end of our original guidance range of $2.05 to $2.15, and surpassed our target for the 2011 Annual Incentive Plan of $2.10. These results were achieved notwithstanding the significant investments we made in talent and infrastructure. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Special Items” on pages25 and 26 of our Annual Report on Form 10-K for the year ended December 31, 2011 and “Supplemental Financial Data” in the “Investors” section of the Company's website at www.omnicare.com for a description of how we calculate these measures, why we believe they are useful to investors, what management uses these measures for, and a reconciliation to the most comparable GAAP measures.

•	Cash Flow: We achieved record cash flow from continuing operations of $549 million in 2011, ahead of our original guidance range of $375 to $425 million.

•
Stock Price: Our market capitalization increased by approximately $1 billion in 2011, driven by a 36% increase in our stock price (as compared to a 0% increase in the Standard & Poor's 500 Index, a 10% increase in the Standard & Poor's Health Care Index for 2011 and a 1.7% average decrease in the stock price of our compensation peer group).

•
Return of Capital to Stockholders: As a result of our strong financial position, we returned a significant amount of capital to our stockholders. In the second quarter of 2011, we increased our quarterly dividend from $0.0325 per share to $0.04 per share and increased our stock repurchase authorization by $100 million. We repurchased approximately 4.8 million shares of our common stock at an aggregate cost of approximately $140 million in 2011.

•
Operational Performance: We believe that our efforts have resulted in an improved experience for our customers. We attained net organic bed growth in the fourth quarter of 2011, the first quarter in over eight years in which we have achieved this milestone. In addition, in the same quarter, our customer contract signings rose by 82% as compared to the fourth quarter of 2010.

Compensation Highlights

The Compensation, Nominating and Governance Committee made the following key compensation decisions in 2011, which are discussed in greater detail in this proxy statement:

•	Base Salaries: Determined that no merit increases in base salaries would be granted with respect to named executive officers in 2011.

•
Annual Incentive Plan:Approved an annual incentive plan for 2011 generally based upon achievement of a target adjusted earnings per share from continuing operations (“EPS”) with additional goals, as appropriate, based upon an executive's individual performance, business unit performance and departmental budget, and determined payouts under this plan of between 106% to 130.5% of target for the named executive officers.

•
Limited Long-Term Equity Grants:Determined not to grant long-term equity awards in 2011, other than sign-on awards to the two named executive officers hired in 2011 and long term equity awards to the newly hired chief executive officer. The determination not to grant long term equity awards in 2011 is consistent with the Committee's decision in 2010 to approve one-time larger retention grants of restricted stock to key employees in connection with the senior management and organizational changes at the Company that year.

•
Compensation Peer Group: Approved a peer group for benchmarking compensation based on the Committee's compensation philosophy, its views regarding industry competition for executive talent and discussions with the Committee's independent compensation consultant.

•	New Employment Agreements: Approved employment agreements with two named executive officers hired in 2011.

•
Performance-based CEO Long-Term Incentive: Granted the new chief executive officer a performance-based long-term cash incentive award and determined the first year's payout under such award at 114.3% of the annual target.

•	Elimination of Interest on Dividends: Eliminated the payment of interest on dividends accrued on any newly granted restricted stock awards.

•	Stock Ownership Guidelines: Increased the stock ownership requirement for the chief executive officer to six times current salary.

•
Performance-based Long-Term Incentives: Considered and adopted a new long-term incentive compensation program beginning in 2012 intended to provide that 50% of annual long-term incentive award value consists of restricted stock units subject to attainment of one or more performance goals.

v

RecentCompensation Practices

•	Eliminated all 280G parachute tax gross-ups.

•	Eliminated tax gross-ups for executive officers on miscellaneous perquisites.

•	Terminated the Company's defined benefit supplemental retirement plan for executives.

•	Eliminated the payment of interest on dividends accrued on newly granted restricted stock awards.

•	Provided for clawback provisions in many of its executive employment agreements.

•	Phased out the historical practice of employment agreements for lower level executives.

•	Limited the perquisites provided to senior executives.

OMNICARE, INC.
900 Omnicare Center
401 East Fourth Street
Cincinnati, Ohio 45202

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors (the “Board”) of Omnicare, Inc. (the “Company” or “Omnicare”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 23, 2012, and any postponement or adjournment of the meeting (the “Annual Meeting”).
Stockholders Entitled to Vote

Stockholders of record as of the close of business on March 30, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment of the Annual Meeting. As of the Record Date, the Company had outstanding 112,978,365 shares of its common stock, par value $1 per share (“Common Stock”), having one vote per share.
Proxies and Voting Procedures

Many stockholders may not be able to attend the Annual Meeting and, therefore, may need to be represented by proxy. In lieu of voting in person at the Annual Meeting, stockholders of record and participants in the Company's 401(k) plan may vote using one of three alternative methods: (1) by completing the proxy card and mailing it back in the prepaid envelope from any location within the United States; (2) via the Internet by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card; or (3) over the telephone by dialing 1-800-690-6903 and following the instructions for telephone voting on the proxy card. If your shares are held in “street name” through a bank, broker or nominee, please follow the instructions you receive from your bank, broker or nominee to vote your shares.
To constitute a quorum at the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions from voting on any proposal will not be treated as votes cast on such proposal but will be included as shares present at the Annual Meeting. If your shares of Common Stock are held by a broker, the broker will ask you how you want your shares to be voted at the Annual Meeting. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending upon the type of proposal. For some routine proposals, such as the ratification of the appointment of the independent registered public accounting firm, the broker may vote your shares at its discretion. But for other proposals, such as the election of members of the Board (each such member, a “Director”) and the advisory vote on the compensation of the Company's named executive officers, the broker may not vote your shares at all. When that happens, it is called a “Broker Nonvote.” Broker Nonvotes will be treated as not present at the Annual Meeting for purposes of calculating the results of the vote on the specific issue. Accordingly, abstentions and Broker Nonvotes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the Annual Meeting. Please note that an uncontested election of Directors and the advisory vote on the compensation of the Company's named executive officers are not considered to be routine matters, and your broker may not vote your shares on such matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker so your vote can be counted. In the election of Directors and the advisory vote on the compensation of the Company's named executive officers abstentions and Broker Nonvotes, if any, will not count as “votes cast” and will therefore have no effect on the outcome of the vote. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, shares represented by properly executed proxies will be voted to (1) elect as Directors the seven persons named below, (2) approve, on an advisory basis, the compensation of the Company's named executive officers, and (3) ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2012.

This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 19, 2012.

Revocation of Proxies
A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of the Company at the address set forth below under the caption “Corporate Secretary Address for Notices and Requests,” by delivering a duly executed proxy bearing a later date, voting again by telephone or the Internet according to the instructions on the enclosed proxy card, or by voting in person at the Annual Meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Directors are elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified. Upon the recommendation of the Compensation, Nominating and Governance Committee of the Board (the “Compensation, Nominating and Governance Committee”), the Board has nominated for election as Directors at the Annual Meeting the seven persons named below, each of whom is currently a Director.
A stockholder may nominate a candidate for election as a Director if the stockholder provides timely proper written notice of the nomination to the Corporate Secretary of the Company in advance of the annual meeting, as more fully set forth below under the caption “Stockholder Proposals for 2013 Annual Meeting-Stockholder Nomination of a Candidate for Election as a Director.” The Board will also consider candidates recommended by stockholders if the recommendation is made in accordance with the procedures set forth below under the caption “Governance of the Company and Board Matters-Selection of Nominees for the Board.”
The Company's Fourth Amended and Restated By-Laws (the “By-Laws”) provide for a majority voting standard for the election of Directors in uncontested elections. The By-Laws provide that in uncontested elections such as that being conducted this year, a Director will be elected by a “majority of the votes cast.” A “majority of votes cast” means that the number of shares voted “for” a Director exceeds the number of shares voted“against” that Director. In an election that is uncontested, if a Director does not receive a majority of the votes cast for his or her election, as determined based upon the certified election results, the Director must promptly tender his or her resignation to the Board for consideration by the Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee will promptly assess the appropriateness of such nominee continuing to serve as a Director and recommend to the Board the action to be taken with respect to such tendered resignation. The Board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results.
The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Board and for the remaining nominees (except in the case of abstentions and Broker Nonvotes with respect to the election of Directors).

Nominees

Mark A. Emmert, Ph.D. Director since 2011 Age: 59
Dr. Emmert is the President of the National Collegiate Athletic Association (“NCAA”) and has held that position since October 2010. Prior to his role with the NCAA, he served as President of the University of Washington (“UW”) from June 2004 to October 2010, which, during his tenure, establishedan interdisciplinary Department of Global Health and the Institute for Health Metrics and Evaluation.Prior to 2004Dr. Emmert served as Chancellor at Louisiana State University and Chancellor and Provost at the University of Connecticut, in addition to holding administrative and academic positions at Montana State University and the University of Colorado. Dr. Emmert is currently a member of the board of directors of Expeditors International of Washington, Inc. and Weyerhaeuser Company.

Dr. Emmert brings to the Board considerable experience in leadership and management. Dr. Emmert also adds a valuable perspective on healthcare institutions as a result of his oversight of four hospitals, $1.2 billion in research and over 35,000 employees while at UW. In addition, through his service as President of the NCAA, Dr. Emmert brings expertise in government relations and strategic planning.

John Figueroa Director since 2011 Age: 49

Mr. Figueroa joined the Company as Chief Executive Officer on January 1, 2011. Prior to joining the Company, Mr. Figueroa served as President of the U.S. Pharmaceutical Group at McKesson Corporation (“McKesson”) from 2006 through 2010. Prior to that, he held a number of positions at McKesson from 1997 to 2010, including President of National Account Sales and Packaging from 2002 to 2006and Senior Vice President of the Southwest Region from 2001 to 2002. Prior to joining McKesson, Mr. Figueroa spent seven years at Baxter Healthcare Corporation where he held several executive positions. Mr. Figueroa also has served as an officer in the United States Army. Mr. Figueroa is a member of the board of directors of Reliance Steel & Aluminum Co.
Mr. Figueroa brings to the Board over 20 years of diverse experience in the healthcare industry. As Chief Executive Officer, he is the only member of management serving on the Board, thereby providing the Board with management's perspective on the Company's business, operating environment and strategic direction. Mr. Figueroa also has strong operational expertise, significant pharmaceutical sales managerial experience and a broad knowledge of the healthcare industry.

Steven J. Heyer Director since 2008 Age: 59
Mr. Heyer is founder of Avra Kehdabra Animation LLC, Chairman of Next 3D, Inc., a software company and Chief Executive Officer and Co-Owner of The Pod Hotel Co. Mr. Heyer previously served as the Chief Executive Officer of Harry & David Holdings, Inc. (“Harry & David”) from February 2010 until February 2011. In March 2011, Harry & David filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code and emerged from bankruptcy on September 13, 2011. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. He also served as a director of Starwood until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001, Mr. Heyer was President and Chief Operating Officer of Turner Broadcasting System, Inc. and a member of AOL Time Warner's Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. Mr. Heyer is a member of the board of directors of Lazard Ltd. and Lazard Group and he was appointed lead director of Lazard Ltd. in November 2009. He is also a member of the board of directors of the National Collegiate Athletic Association and Atkins Nutritionals.
Mr. Heyer brings considerable expertise to the Board gained through a variety of leadership positions across diverse industries, particularly broadcast media and consumer products and services. He thus brings to the Board broad perspectives on business matters, particularly in the areas of marketing and strategic positioning of products and services. Moreover, his service as lead director on the board of directors of another public company gives him additional perspectives on business, financial and executive compensation matters.

Andrea R. Lindell, DNSc, RN Director since 1992 Age: 68
Dr. Lindell is Professor Emeritus of the College of Nursing Academic Health Center at the University of Cincinnati, a position she has held since January 2011. Dr. Lindell served as Dean and a Professor of the College of Nursing from December 1990 to December 2010. Dr. Lindell has also served as Associate Vice President for Academic Health Affairs at the University of Cincinnati. From 1998 to January 2008, she held the position of Associate Vice President of the University of Cincinnati Medical Center. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor of the School of Nursing at Oakland University in Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing, of the University of New Hampshire. Dr. Lindell is a director of Chemed Corporation.
In addition to her extensive background in nursing and the development of the nursing profession, Dr. Lindell brings the perspective of a credentialed medical professional to the Board. As former Dean and Professor of the College of Nursing at the University of Cincinnati, Dr. Lindell offers demonstrated leadership ability and extensive knowledge of the healthcare industry and related educational/academic affairs as well as expertise in enterprise budgeting, human resource management and strategic planning. Moreover, her service on the board of directors of another public company also brings additional perspectives on business and operational matters.

Barry Schochet Director since 2011 Age: 60
Mr. Schochet currently serves as President and CEO of BPS Health Ventures, LLC, a healthcare consulting and investment firm, and Operating Partner of CIC Partners, a mid-market private equity firm. From 1995 to 2005, Mr. Schochet served in various executive roles with Tenet Healthcare Corporation (“Tenet”), including Vice Chairman. Prior thereto, he served in various capacities at Tenet's predecessor, National Medical Enterprises, including as Hospital Division President. Mr. Schochet also previously served as Chief Executive Officer of Cypress Community Hospital. Mr. Schochet currently serves as a member of the board of directors of Universal Hospital Services, Inc.
Mr. Schochet brings more than 30 years of healthcare experience to the Board. Mr. Schochet's extensive experience includes business, leadership and management expertise within the healthcare sector. He also provides extensive healthcare compliance and financial experience to our Board.

James D. Shelton Director since 2008 Age: 58
Mr. Shelton is the non-executive Chairman of the Board of Directors of the Company and has held this position since January 2011. Mr. Shelton served as Interim President and Chief Executive Officer of the Company from August 2010 through December 2010. Mr. Shelton is also Chairman of the board of directors of LHP Hospital Partners, Inc. (“Legacy”). Prior to holding his current position at Legacy, Mr. Shelton served as Chairman of the Board, President and Chief Executive Officer of Triad Hospitals, Inc. from May 1999 until the organization was sold in 2007. Mr. Shelton also serves as a Senior Advisor to CCMP Capital Advisors, LLC. Mr. Shelton is a director of Ventas, Inc.
Mr. Shelton gained valuable insight into the day-to-day operations of the Company during his tenure as Interim President and Chief Executive Officer of the Company. As former Chairman and Chief Executive Officer of another public healthcare company, Mr. Shelton brings extensive leadership, operational and financial experience in the healthcare industry. In addition, as the Chairman of the board of directors of Legacy and a director of another public healthcare company, Mr. Shelton has a unique perspective to offer the Company on healthcare technology and other healthcare-related issues. Mr. Shelton's work experience and membership on the boards of directors of companies, both inside and outside of the healthcare industry, as well as his prior service as Interim President and Chief Executive Officer of the Company, gives Mr. Shelton insight into corporate governance matters and the relationship between boards and management, which positions him well to serve as non-Executive Chairman of the Board.

Amy Wallman Director since 2004 Age: 62
Ms. Wallman is a retired audit partner with Ernst & Young International, a position she held from 1984 to July 2001. From 1995 to 2001, she also served as Health Care Industry Leader in Ernst & Young's healthcare practice based in New York, New York.
Given her extensive career in accounting at one of the world's largest accounting firms, Ms. Wallman brings not only demonstrated skills, but significant experience in the accounting, auditing and financial reporting functions. Over the course of her career, Ms. Wallman advised companies in various industries, including manufacturing, financial services and retail, ultimately developing specific expertise in healthcare.

Proxies submitted without direction pursuant to this solicitation will be voted “FOR” each of the Director nominees named above.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS
Corporate Governance Guidelines

The Board first adopted the Company's Corporate Governance Guidelines (the “Guidelines”) in May 2004. The Guidelines reflect the principles by which the Company operates. The Guidelines provide that the Board is elected by the stockholders to provide oversight and guidance to senior management with a view to increasing stockholder value over the long term and that the core responsibility of the Board is to exercise its fiduciary duties to act in the best interests of the Company and its stockholders. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, mandatory Director retirement, Board operations, Director compensation and leadership development. The Compensation, Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines. A copy of the Guidelines is available at the Company's website (www.omnicare.com) and may also be obtained upon request from the Corporate Secretary of the Company.
Independent Directors

The Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (the “NYSE”) listing standards and require the Board to affirmatively determine on an annual basis as to each Board member whether he or she is independent. The criteria for determining independence set forth in the NYSE listing standards are the same categorical standards the Board and the Compensation, Nominating and Governance Committee use in determining independence.
Pursuant to the NYSE listing standards for determining those Directors that are independent, no Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In addition:
(i) A Director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer shall not disqualify a Director from being considered independent following that employment.
(ii) A Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.
(iii) (A) A Director who is a current partner or employee of a firm that is the Company's internal or external auditor; (B) a Director who has an immediate family member who is a current partner of such a firm; (C) a Director who has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) a Director who was, or whose immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time, is not “independent.”
(iv) A Director who is employed, or whose immediate family member is employed, as an executive officer of another company for which any of the Company's present executives serve on that company's compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v) A Director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not “independent” until three years after falling below such threshold.
An “immediate family member” includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.
The Board and the Compensation, Nominating and Governance Committee undertake a review of Director independence each year and have completed such a review in preparation for the Annual Meeting. During the review, the Board and the Compensation, Nominating and Governance Committee considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including any reported under the section of this Proxy Statement captioned “Transactions with Related Persons-Certain Relationships and Transactions” below. The Board and the Compensation, Nominating and Governance Committee also examined transactions and relationships between Directors or their affiliates and members of the Company's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
As a result of this review, the Board and the Compensation, Nominating and Governance Committee have affirmatively determined that, under the Guidelines and the NYSE listing standards, the following Directors, constituting a majority of the Directors nominated for election at the Annual Meeting, are independent of the Company and its management: Dr.Emmert, Mr.Heyer, Dr. Lindell, Messrs. Schochet and Shelton and Ms. Wallman. For additional information, see the section of this Proxy Statement captioned “Transactions with Related Persons-Certain Relationships and Transactions.”
Committees of the Board, Committee Charters and Meetings

In the first five months of 2011, the Board had standing the Audit and Compliance Committee and the Compensation, Nominating and Governance Committee. Effective as of June 1, 2011, the Board separated the Audit and Compliance Committee into two committees, the Audit Committee and the Compliance Committee. All of the committees were comprised in 2011 (and continue to be comprised) solely of Directors who are independent within the meaning of the Guidelines and the NYSE listing standards. The charters for the AuditCommittee, the Compliance Committee and the Compensation, Nominating and Governance Committee are available at the Company's website (www.omnicare.com) and copies may also be obtained upon request from the Corporate Secretary of the Company. The table below shows current membership for each of the committees.

Director	Audit	Compliance	Compensation, Nominating and Governance
Mark A. Emmert		•
John Figueroa
Steven J. Heyer	•		Chair
Andrea R. Lindell			•
Barry Schochet	•	Chair
James D. Shelton			•
Amy Wallman(a)	Chair	•

(a)
The Board has determined that Ms. Wallman is qualified and was designated as an audit committee financial expert within the meaning of the regulations of the United States Securities and Exchange Commission (the “SEC”), and the Board has determined that she has relevant accounting and related financial management expertise within the meaning of the NYSE listing standards. The Board and the Compensation, Nominating and Governance Committee have also affirmatively determined that, under the Guidelines and the NYSE listing standards, Ms. Wallman is independent of the Company and its management.

Audit Committee. Under its charter, the Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditors. The Audit Committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent auditors (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with the Company's management regularly to consider the adequacy of the Company's internal audit controls and financial reporting process and the reliability of the Company's financial reports to the public. The Audit Committee also meets with the independent auditors and with the Company's financial personnel regarding these matters. Both the Company's independent auditors and the internal auditors meet regularly with the Audit Committee in private and have unrestricted access to the Audit Committee. The Audit Committee examines the independence and performance of the Company's independent auditors and the performance of the Company's internal audit functions. In addition, among its other responsibilities, the Audit Committee reviews the Company's critical accounting policies and the Company's annual and quarterly reports on Forms 10-K and 10-Q, respectively. See “Report of the Audit Committee of the Board” for additional information.
Compliance Committee. Under its charter, the Compliance Committee has general oversight of the Company's compliance with the legal and regulatory requirements of the Company's business operations and business ethics policies, and oversees the Company's compliance program. The Compliance Committee also assists the Board in (i) fulfilling its statutory and fiduciary responsibilities with respect to the oversight of regulatory and compliance matters and (ii) monitoring the Company's compliance with its corporate policies and practices that relate to public policy and compliance. The Compliance Committee ensures that free and open means of communications regarding these matters exist between the Board and the persons responsible for the Company's compliance functions. The Company's management and compliance personnel meet regularly with the Compliance Committee in private and have unrestricted access to the Compliance Committee. The Compliance Committee also meets regularly with the Board to make such recommendations as the Compliance Committee deems necessary and appropriate. The Compliance Committee examines the independence and performance of the Company's compliance personnel and the performance of the Company's compliance functions. In addition, among its other responsibilities, the Compliance Committee reviews the Company's critical compliance policies at the Company and its subsidiaries and has the authority to conduct such investigations into matters relating to the Company's legal and regulatory compliance appropriate to fulfill its duties, including direct access to any employee of the Company as well as any third party who may perform compliance-related consulting services to the Company.
Compensation, Nominating and Governance Committee. Under its charter, the Compensation, Nominating and Governance Committee's principal compensation-related responsibilities are to administer the Company's compensation plans under which stock may be issued to Directors and executive officers, review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, approve the Chief Executive Officer's compensation, review and approve recommendations of the Chief Executive Officer with respect to the compensation of other executive officers and report on executive compensation in the Company's proxy statement. In addition, the Compensation, Nominating and Governance Committee identifies individuals qualified to become Directors, recommends to the Board nominees for election as Directors by stockholders or to fill vacancies in the Board, recommends to the Board the appointment of Directors to Board committees, develops and recommends to the Board a set of Corporate Governance Guidelines and reviews the Guidelines annually to ensure that they are appropriate for the Company and comply with applicable laws, regulations and listing standards, recommends any desirable changes in the Guidelines to the Board, recommends other activities to the Board relating to corporate governance, and oversees the administration of an annual self-evaluation process for the Board and its committees.
Attendance at Board, Committee and Annual Meetings. In 2011, the Board met 13 times, the combined Audit and Compliance Committee met five times, the Audit Committee met four times, the Compliance Committee met one time and the Compensation, Nominating and Governance Committee met 10 times. In 2011, each Director attended more than 75% of the meetings of the Board and of the committees on which he or she served.
All members of the Board are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders of the Company. All Directors then serving on the Board attended the Company's Annual Meeting in 2011.

Selection of Nominees for the Board

The Board has not adopted a formal diversity policy for Director nominees. Rather, the Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have a diversity of expertise that may be useful to the Company, such as an understanding of the healthcare industry and practices, the needs of the elderly, technology, finance, accounting, marketing or international matters-all in the context of an assessment of the needs of the Board at a particular time. Directors should be willing and able to devote the required amount of time to Company affairs.
When seeking candidates for Director, the Compensation, Nominating and Governance Committee may solicit suggestions from incumbent Directors, management and others. Additionally, the Company may engage a third-party executive search firm. The third-party executive search firm may assist the Compensation, Nominating and Governance Committee and the Board in the identification of suitable potential candidates and the initial screening of candidates by, among other things, conducting personal interviews and background checks. After conducting an initial evaluation of a candidate, and depending upon the needs of the Board, the Compensation, Nominating and Governance Committee may interview the candidate if it believes the candidate might be a valuable addition to the Board. The Compensation, Nominating and Governance Committee may also require the candidate to meet with management. If, based on, among other things, the needs of the Board and the experience and other qualities of other prospective candidates, the Compensation, Nominating and Governance Committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate's nomination.
Pursuant to its policy regarding the consideration of any Director candidates recommended by stockholders, the Compensation, Nominating and Governance Committee will consider candidates for Director recommended by stockholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Stockholders wishing to recommend a candidate for Director should write the Corporate Secretary of the Company and include the following: a statement that the writer is a stockholder (accompanied by appropriate confirmation of such stock ownership) and is proposing a candidate for consideration by the Compensation, Nominating and Governance Committee; the name of and contact information for the candidate; a statement of the candidate's business and educational experience; information regarding each of the factors listed in the first paragraph of this subsection sufficient to enable the Compensation, Nominating and Governance Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; detailed information about any relationship or understanding between the proposing stockholder and the candidate; and a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
Mandatory Retirement Policy
The Company's mandatory retirement policy provides that no person who reaches the age of 72 may be nominated or re-nominated for election to the Board, and any Director who reaches that age will be automatically retired from the Board immediately prior to the next annual meeting of the Company's stockholders.
Code of Ethics

The Board has adopted the Company's“Code of Business Conduct and Ethics”(the “Code”) that applies to Directors, officers and employees of the Company and its subsidiaries. The Code complies with the requirements of the NYSE and SEC. In addition, the Board has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which supplements the Code and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws and other matters. The Board has also adopted the “Code of Business Conduct and Ethics - It's About Integrity” that applies to employees and associates of the Company. A copy of these documents can be found at the Company's website (www.omnicare.com) and a copy may also be obtained upon request from the Corporate Secretary of the Company.

Board Leadership Structure

In May 2003, the Company created the non-executive position of Chairman of the Board. Prior to that time, the Chairman of the Board also served as the Chief Executive Officer of the Company. The Company created the role of non-executive Chairman of the Board (the “Chairman of the Board”) in recognition of the differences between the roles of the Chairman of the Board and the Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company, the general management and operation of the business and guidance and oversight of senior management. The Chairman of the Board presides at all meetings of the Board and of the stockholders, monitors the content, quality and timeliness of information sent to the Board and is available for consultation regarding the Company's oversight of business affairs. The Chairman of the Board also facilitates communication among the independent directors and between the independent directors and management.
Private Sessions of Non-Management Directors

As required by the Guidelines, Non-management Directors meet in private sessions without management in conjunction with the regularly scheduled Board meetings in February and August and at other times as may be determined by the Non-management Directors. “Non-management” Directors are all of those Directors who are not Company employees. In addition, if this group of Non-management Directors includes Directors who do not satisfy the independence requirements of the NYSE, an executive session including only “independent” Directors is scheduled at least once a year. The Chairman of the Board presides at meetings of the Non-management Directors and independent Directors to the extent that he is a member of such groups and present at the meetings. Otherwise, such meetings are led by a “Presiding Director” who is chosen by a plurality vote of the Directors present. After each private session, the Chairman or Presiding Director, as the case may be, confers with the Chairman of the Board and the Chief Executive Officer, as applicable, as to any matters that may require their attention.
Risk Oversight

The Board as a whole has ultimate oversight responsibility for the risk management process, with assistance in certain areas by Board committees. The Board regularly discusses, and receives updates from senior management and/or outside counsel and consultants on the identification, assessment, management and mitigation of the critical risks facing the Company. The Board's areas of focus include operational, strategic, governmental, regulatory and compliance, financial, political and reputational risks. The Audit Committee monitors risks associated with financial reporting and internal controls, receives annual reports on risk assessment from the Company's auditors and regularly discusses financial and economic risks as well as financial implications of certain regulatory or legal risks with the Company's Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, other members of senior management and outside counsel or consultants. The Compliance Committee, in conjunction with the Company's Chief Compliance Officer, monitor regulatory and legal risks facing the Company and oversee the Company's compliance with federal and state healthcare reimbursement and other regulations. The Compensation, Nominating and Governance Committee assesses possible risks arising from the Company's compensation policies and programs and management succession, and assists the Board in overseeing risks relating to corporate governance, including Board composition and functioning.
In early 2012, the Company initiated an Enterprise Risk Management (ERM) process. Through this process, management conducts periodic risk assessments to identify and evaluate the likelihood and potential magnitude of the Company's current and emerging risks, and identifies steps to mitigate and manage the controllable aspects of each risk. The results of the risk assessment are periodically reviewed with the Board, the Audit Committee and, as appropriate, the other committees of the Board.
Directors are encouraged to attend, from time to time, third party director education programs and symposia that address current developments relevant to board members of public companies. In addition, education and training in issues related to the Company's business are provided from time to time by outside counsel and consultants as well as relevant members of management. These continuing education initiatives help to keep the Board informed of developments potentially affecting the Company's risk profile.

Compensation and Risk Management

The Compensation, Nominating and Governance Committee has determined that the Company's compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation, Nominating and Governance Committee considered that:

•	the Company maintains policies and guidelines that limit individual employee and overall corporate actions to specific approved limits;

•	the Company's targets set under the Company's annual bonus program include not only achievement of financial metrics, but also qualitative individual employee performance goals;

•	awards under the Company's annual incentive plan are capped at 150% of the target award opportunity (200% with respect to the chief executive officer);

•
the Company's new long-term incentive compensation program provides that 50% of the annual award value will be in the form of performance-vesting restricted stock units and the remainder in time-vesting restricted stock and/or stock options;

•	there is a balanced mix of short-term and long-term incentives and a balance of cash and equity compensation;

•	executive stock ownership requirements align the interests of our senior management with those of our stockholders;

•	incentive program payouts are subject to discretion by the Compensation, Nominating and Governance Committee; and

•	a broad-based group of functions within the Company, including human resources, financial and legal, are involved in the design and administration of our incentive compensation programs.

Contacting the Board

The Board has a process by which stockholders and other interested parties can send communications to the Board, including the Non-management Directors. Stockholders and other interested parties can send written communications to one or more members of the Board, including the Non-management Directors, addressed to:
Corporate Secretary
Omnicare, Inc.
900 Omnicare Center
401 East Fourth Street
Cincinnati, Ohio 45202

All such communications will be forwarded to the relevant Director(s) except for communications unrelated to the Company.
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
James D. Shelton	$100,875	$350,000	$—	$185	$451,060
Mark A. Emmert	$71,250	$174,995	$—	$—	$246,245
Steven J. Heyer(3)	$20,875(4)	$309,996	$12,684	$170	$343,724
Andrea R. Lindell	$118,250	$175,000	$—	$170	$293,420
Barry Schochet	$56,250	$235,014	$—	$—	$291,264
Amy Wallman(3)	$133,750	$175,000	$12,684	$170	$321,603
John T. Crotty(5)	$41,000	$—	$—	$3,888(6)	$44,888

(1)
Mr. Heyer elected to receive his entire cash retainer and all committee fees and committee chair fees in restricted stock for the director term that began in May 2011. Mr. Shelton elected to receive $50,000 of his cash retainer in the form of restricted stock. Mr. Schochet elected to receive $60,000 of his committee fees in the form of restricted stock.

(2)	Includes dividends paid on vested restricted stock.

(3)	Option awards for Mr. Heyer and Ms. Wallman represent their participation in the Omnicare StockPlus Plan.

(4)	Represents fees paid in cash for the director term that ended in May 2011.

(5)	Mr. Crotty retired from the Board immediately prior to the 2011 Annual Meeting and was paid a final retainer fee in February 2011.
(6)    Includes interest on dividends paid on restricted stock, the vesting of which was accelerated upon retirement.

Effective January 1, 2011 each Non-management Director (other than the Chairman of the Board) was paid a $30,000 annual retainer fee (payable at the Director's election in cash or restricted stock). Each Non-management Director (other than the Chairman of the Board) was also granted an annual restricted stock award having a value of $125,000 vesting in one installment on the third anniversary of the date of grant. The Chairman of the Board received a $60,000 annual retainer fee and an annual restricted stock award of $250,000, vesting in one installment on the third anniversary of the date of grant. Each Non-management Director also received a $1,500 fee for attending any Board or committee meeting either in person or by telephone. In addition, each Director serving on the Audit and Compliance Committee received a $20,000 annual fee for such service and each Director serving on the Compensation, Nominating and Governance Committee received a $20,000 annual fee for such service (in each case payable at the Director's election in cash or restricted stock that vests in one installment on the third anniversary of the date of grant). The Chairperson of each committee received an additional $20,000 annual fee (in each case payable at the Director's election in cash or restricted stock that vests as described above). Effective as of the date of the 2011 Annual Meeting, the annual retainer fee (other than for the Chairman of the Board) was increased to $75,000, fees for attendance at meetings of the Board and committees of the Board were eliminated and the annual restricted stock award was increased to $175,000, vesting in one installment on the third anniversary of the date of grant. The annual retainer fee for the Chairman of the Board was increased to $105,000 and the annual restricted stock award for the Chairman of the Board was increased to $300,000. Effective September 12, 2011, future restricted stock grants to Directors will vest in one installment on the first anniversary of the date of grant.
The number of outstanding shares of restricted stock held by each of the Non-management Directors as of December 31, 2011 was as follows: Mr. Shelton, 22,402; Dr. Emmert, 5,566; Mr. Heyer, 20,931; Dr. Lindell, 15,691; Mr. Schochet, 7,475; and Ms. Wallman, 15,691.Mr. Shelton, Mr. Heyerand Ms. Wallman also held 1,506, 1,266 and 6,144 stock options, respectively, as of December 31, 2011. Mr. Shelton also holds 40,282 restricted stock units granted as part of his compensation for serving as Interim President and Chief Executive Officer from August 2010 through December 2010.
Stock Ownership Guidelines for Directors

In order to encourage each Director to achieve and maintain an appropriate ownership stake in the Company, the Company has adopted stock ownership guidelines for its Directors. In May 2005, minimum ownership levels were established for each Director which required that all Directors hold at least 7,500 shares of Common Stock within five years of their appointment to the Board. All directors were in compliance with this guideline until it was increased in May 2011. Effective as of May 2011 the stock ownership guideline for Directors was increased to six times the annual cash retainer, which must be achieved within five years from the effective date of the increased guideline. Dr. Lindell, Mr. Shelton and Ms. Wallman have already met the revised guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement provides a description and review of the Company's executive compensation program with respect to our named executive officers. This section reviews the objectives of the Company's executive compensation program, the various components of the program, the compensation decision-making process and the compensation decisions made in 2011. The Company's named executive officers for 2011 are:

•	John Figueroa - Chief Executive Officer

•	John L. Workman - President and Chief Financial Officer

•	Alexander M. Kayne - Senior Vice President, Secretary and General Counsel

•	Jeffrey M. Stamps - Executive Vice President and President, Long-Term Care Group

•	Nitin Sahney - Executive Vice President and President, Specialty Care Group

Executive Summary
2011 Business Highlights
In 2011, the Company continued its heightened operational focus on improving customer service and establishing a foundation for consistent organic growth. Our new chief executive officer joined us at the beginning of the year, one other named executive officer also joined us in 2011 and another named executive officer joined us in late 2010. The Company reorganized its business into two operating segments, the Long-Term Care Group and the Specialty Care Group, to maximize efficiency for our customers and better position our businesses for growth. Other measures taken by the Company as part of its operational focus include improving employee relations, reallocating resources to better align employee interests with those of the Company, updating information technology resources, more efficiently insourcing the legal and human resources functions, and reinforcing our commitment to compliance. Key 2011 performance highlights include the following:

•
Financial Performance: Our adjusted income from continuing operations for 2011 was $244 million, or adjusted earnings per share from continuing operations of $2.13 per share, which was at the upper end of our original guidance range of $2.05 to $2.15, and surpassed our target for the 2011 Annual Incentive Plan of $2.10. These results were achieved notwithstanding the significant investments we made in talent and infrastructure. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Special Items” on pages 25 and 26 of our Annual Report on Form 10-K for the year ended December 31, 2011 and “Supplemental Financial Data” in the “Investors” section of the Company's website at www.omnicare.com for a description of how we calculate these measures, why we believe they are useful to investors, what management uses these measures for, and a reconciliation to the most comparable GAAP measures.

•	Cash Flow: We achieved record cash flow from continuing operations of $549 million in 2011, ahead of our original guidance range of $375 to $425 million.

•
Stock Price: Our market capitalization increased by approximately $1 billion in 2011, driven by a 36% increase in our stock price (as compared to a 0% increase in the Standard & Poor's 500 Index, a 10% increase in the Standard & Poor's Health Care Index for 2011 and a 1.7% average decrease in the stock price of our compensation peer group).

•
Return of Capital to Stockholders: As a result of our strong financial position, we returned a significant amount of capital to our stockholders. In the second quarter of 2011, we increased our quarterly dividend from $0.0325 per share to $0.04 per share and increased our stock repurchase authorization by $100 million. We repurchased approximately 4.8 million shares of our common stock at an aggregate cost of approximately $140 million in 2011.

•
Operational Performance: We believe that our efforts have resulted in an improved experience for our customers. We attained net organic bed growth in the fourth quarter of 2011, the first quarter in over eight years in which we have achieved this milestone. In addition, in the same quarter, our customer contract signings rose by 82% as compared to the fourth quarter of 2010.

Summary of 2011 Compensation Decisions
The Compensation, Nominating and Governance Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) has responsibility for establishing, implementing and reviewing all elements of the Company's executive compensation programs. The Committee made the following key compensation decisions in 2011, which are discussed in greater detail below:

•	Base Salaries: Determined that no merit increases in base salaries would be granted with respect to named executive officers in 2011.

•
Annual Incentive Plan:Approved an annual incentive plan for 2011 generally based upon achievement of a target adjusted earnings per share from continuing operations (“EPS”) with additional goals, as appropriate, based upon an executive's individual performance, business unit performance and departmental budget, and determined payouts under this plan of between 106% to 130.5% of target for the named executives.

•
Limited Long-Term Equity Grants:Determined not to grant long-term equity awards in 2011, other than sign-on awards to the two named executive officers hired in 2011 and long-term equity awards to the newly hired chief executive officer. The determination not to grant long‑term equity awards in 2011 is consistent with the Committee's decision in 2010 to approve one-time larger retention grants of restricted stock to key employees in connection with the senior management and organizational changes at the Company that year.

•
Compensation Peer Group: Approved a peer group for benchmarking compensation based on the Committee's compensation philosophy, its views regarding industry competition for executive talent and discussions with the Committee's independent compensation consultant.

•	New Employment Agreements: Approved employment agreements with two named executive officers hired in 2011.

•
Performance-based CEO Long-Term Incentive: Granted the new chief executive officer a performance-based long-term cash incentive award and determined the first year's payout under such award at 114.3% of the annual target.

•	Elimination of Interest on Dividends: Eliminated the payment of interest on dividends accrued on any newly granted restricted stock awards.

•	Stock Ownership Guidelines: Increased the stock ownership requirement for the chief executive officer to six times current salary.

•
Performance-based Long-Term Incentives: Adopted a new long-term incentive compensation program beginning in 2012 intended to provide that 50% of annual long-term incentive award value consists of restricted stock units subject to attainment of one or more performance goals.

Compensation Program and Practices

•
Pay for Performance: The Committee continues to review the Company's compensation practices to more effectively reward achievement of Company, operating segment and individual performance goals that create long-term shareholder value.

•
Benchmarking Total Compensation:The Committee benchmarks each executive's total compensation opportunity against the compensation peer group with reference to broad-based compensation survey data only if peer group data is unavailable or insufficient. The Committee references the benchmark 50th percentile for total compensation, with variation by pay element and with additional consideration given to the overall level of responsibility and performance of a particular executive.

•
Best Practices: The Committee regularly consults with its advisors and considers best practices in executive compensation. The Company made numerous changes in the past several years to bring the Company's practices in line with what it views to be best practices including:

•	Eliminated all 280G parachute tax gross-ups

•	Eliminated tax gross-ups for executive officers on various perquisites

•	Terminated the Company's defined benefit supplemental retirement plan for executives

•	Eliminated the payment of interest on dividends accrued on newly granted restricted stock awards

•	Reviewed and strengthened stock ownership guidelines for executives

•	Adopted a long-term incentive compensation program that incorporates performance vesting of restricted stock units for at least 50% of the annual award value

•	Provided for annual advisory votes on executive compensation

•	Relied on an independent compensation consultant retained by the Committee that does not perform other services for the Company

•	Conducted an annual compensation risk assessment to determine whether the Company's compensation programs and policies create significant risks for the Company

•	Provided for clawback provisions in many of its executive employment agreements

•	Phased out the historical practice of employment agreements for lower level executives

•	Limited the perquisites provided to senior executives

2011 Say-on-Pay Advisory Vote
The Committee considered the results of the advisory vote by stockholders on executive compensation at the 2011 Annual Meeting of Stockholders. Approximately 84% of the votes cast approved, on an advisory basis, the executive compensation described in the Company's proxy statement for such meeting. Accordingly, the Committee did not make any changes to the structure of the Company's executive compensation program as a result of the say-on-pay vote. The Committee continues to focus on the objectives described below, including aligning the interests of our executives with those of our shareholders to increase shareholder value, and maintaining an appropriate balance of short and long-term incentives.

Compensation Program Objectives and Decision Making Process
The Company's executive compensation program is designed to:

•
Align the interests of the Company's executives with those of the shareholders by placing greater emphasis on incentive compensation elements tied to a mix of financial and operating performance goals that, if achieved, are expected to increase shareholder return.

•	Compensate executives in a way that is internally equitable based upon the levels of responsibility in their respective positions.

•
Attract, retain and motivate qualified executives by providing compensation opportunities that are competitive with the practices of companies that are similar to the Company in business mix and/or financial size.

•
Maintain a balance between the Company's short- and long-range performance objectives by compensating executives based, in part, on the achievement of current year business plan objectives and, in part, on long-term increases in share value.

The Company's compensation program for its named executive officers consists of four main elements: base salary, annual incentive compensation, long-term incentive compensation and perquisites and other benefits, all of which are discussed in more detail below. The compensation for named executive officers includes both cash-based and equity-based incentive awards. Long-term incentive compensation has historically been emphasized over short-term incentive compensation because the Committee believes it reinforces the importance of stockholder value creation over longer periods of time.
Role of Committee. The Committee determines the compensation of the named executive officers. The Committee makes decisions, as it deems appropriate, on executive compensation based on its assessment of each executive's overall performance, the Company's success in meeting its financial and operational goals, the success of the business units or Company initiatives that each executive was involved in and the future expected contributions of the executives to the Company. The Committee considers the recommendations and compensation peer group data provided by its independent compensation consultant. The Committee also seeks the views of the chief executive officer on appropriate financial and operational goals, the Company's performance and the contributions of the other named executive officers to that performance. In the case of the Chief Executive Officer, the Committee develops compensation levels in consultation with its compensation consultant in executive session without the Chief Executive Officer or any other member of management present. Additional information about the Committee's authority and responsibilities is provided in the section of this Proxy Statement captioned “Governance of the Company and Board Matters-Committees of the Board, Committee Charters and Meetings” on pages 8 and 9.
Role of Consultants. The Committee has engaged independent compensation consultant Pearl Meyer & Partners to review and advise the Committee on executive compensation matters. During 2011, Pearl Meyer & Partners attended all of the meetings of the Committee for which the Committee requested the consultant's participation. The role of the compensation consultant includes:

•	Advising on the composition of our peer group

•	Gathering and analyzing information related to peer group compensation program objectives and incentive plan design

•	Providing market compensation benchmark references and data

•	Providing market data and advising the Committee regarding the Company's compensation program for non-employee directors

•	Assisting with compensation-related regulatory compliance and providing information on best/emerging practices

•	Encouraging and facilitating a process of sound governance, while working appropriately with management and other advisors to understand internal business dynamics

•	Providing independent, objective advice related to other executive compensation matters
As an independent consultant, Pearl Meyer & Partners reports directly to the Committee and periodically interacts with management of the Company at the Committee's direction. Pearl Meyer & Partners does not provide any services to the Company other than its services to the Committee.
Role of Management. The chief executive officer, president and chief financial officer and compensation/human resources and financial personnel assist in the design of our incentive compensation plans, including performance target recommendations to support the strategic goals of the Company. The chief executive officer attends Committee meetings from time to time at the Committee's request. The Committee also conducts at least a portion of every meeting in executive session without the chief executive officer or any members of management present. The Committee considers recommendations from the chief executive officer regarding the Company and individual executive performance assessment and compensation levels for the other executives.
Market Comparison Data. To determine competitive market levels, the Committee reviews compensation data using a group of peer companies for executive officers, and broad-based survey compensation data published by select human resources consulting firms when peer proxy information is not available or insufficient. In 2011, the Committee approved a new compensation peer group, as discussed below.
Company's Compensation Peer Group. The Committee regularly reviews the Company's compensation peer group for ongoing relevance. After extensive discussion, including input from Pearl Meyer & Partners, the Committee approved of a new peer group of 15 companies in 2011. The peer group is comprised of companies that the Committee believes engage in healthcare-related businesses impacted by the same economic influences as the Company and/or compete with the Company for executive talent. The peer group companies have annual sales ranging from approximately $1.8 billion to $78 billion with median annual sales of $6.447 billion, * which is substantially comparable to the Company's fiscal 2011 revenues of $6.183 billion. The Company's new peer group is set forth in the table below:

*Based upon data from Standard and Poor's

Peer Group Company Name	Industry Description
AmerisourceBergen Corporation	Health Care Distributors
Catalyst Health Solutions, Inc.	Health Care Services
Davita Inc.	Health Care Services
Express Scripts	Health Care Services
Laboratory Corporation of America Holdings	Health Care Services
Life Technologies Corporation	Life Science Tools and Services
Medco Health Solutions, Inc.	Health Care Services
Mylan Inc.	Pharmaceuticals
Owens & Minor Inc.	Health Care Distributors
Patterson Companies Inc.	Health Care Distributors
Pharmerica Corporation	Health Care Distributors
Quest Diagnostics	Health Care Services
Schein (Henry) Inc.	Health Care Distributors
Tenet Healthcare Corporation	Health Care Facilities
Universal Health Services, Inc.	Health Care Facilities

Three additional competitor companies, McKesson Corporation, Cardinal Health, Inc. and CVS Caremark Corporation, were added to the group as reference companies for purposes of analyzing their pay practices, but not to set pay levels due to their considerably larger business size. In connection with the decision to hire Mr. Figueroa at the end of 2010, the Committee considered a group of 13 peer group companies identical to the new peer group, except that it included CVS Caremark Corporation and did not include AmerisourceBergen, Tenet Healthcare Corporation or Universal Health Services.
Survey Data. Pearl Meyer & Partners has from time to time provided the Committee with broad-based survey compensation data published by selected human resources consulting firms to help provide a general understanding of compensation practices and trends and to supplement the compensation peer group data,if such data is unavailable or insufficient. Survey data is selected based on the executive positions covered, revenue size and industry. The Committee did not consider either the particular surveys selected or the specific participants in these surveys to be a factor in its determinations.
Elements of Compensation
The elements of the Company's compensation program for its named executive officers are base salary, annual incentive compensation, long-term incentive compensation and perquisites and various other benefit plans as provided in the table below:

Type of Compensation	Primary Objectives	Key Features
Base Salary	To set a level of base compensation sufficient to attract, retain and motivate highly qualified executives	Base salaries are generally set near peer medians and are based upon experience and skill level
Annual Incentive Compensation	Motivate executives to achieve challenging short-term performance measures	Annual incentive program based primarily upon achievement of EPS goal Awards, when paid, are generally between 50% and 150% (200% for the CEO) of the executive's target bonus
Long-Term Incentive Compensation	Align long-term compensation with the interests of shareholders and create long-term shareholder value
Long-term awards have been primarily in the form of grants of restricted stock
The Company has adopted a new long-term incentive compensation program for 2012 in which 50% of long-term incentive compensation awarded will be in the form of restricted stock units subject to performance vesting, 20% will be in the form of stock options and 30% will be in the form of restricted stock for senior executives

Perquisites and Benefit Plans	Provide competitive welfare and retirement plans and perquisites to attract and retain highly qualified executives	The Company maintains general welfare benefits, a 401(k) plan, a non-qualified deferred compensation plan and limited perquisites

Compensation Decisions for 2011
Base Salary
The Company's policy is to set salaries for its named executive officers at levels that are sufficient to attract, retain and motivate highly qualified executives, based on the individual's ability, the relative value of each position as measured against the market, and to maintain internal equity. To achieve this, the Company considers market data from the Company's compensation consultant and establishes base salaries based on an assessment of each executive's tenure, experience, responsibilities, skill set and individual and Company performance. Base salaries are generally set near peer group medians. The executives' base salaries are reviewed and approved periodically by the Committee. The Committee did not grant any merit salary increases to its named executive officers in 2011. The initial base salaries of executives hired in 2011, set forth in employment agreements, is discussed below under the heading “Employment Agreements.”

Annual Incentive-Based Compensation
Annual Incentive Plan
The Company provides an annual incentive opportunity to its named executive officers under the Company's Annual Incentive Plan (the “AIP”). The AIP is intended to attract, retain and motivate qualified executives to achieve challenging short-term performance objectives.
Target AIP Awards
Each named executive officer has an individual target AIP award opportunity, expressed as a percentage of base salary. The Committee generally refers to the 50th percentile of similarly-situated employees of the Company's peer group to set target AIP awards, subject to individual differences based upon performance, experience and other factors. See the discussion of the employment agreements under the heading “Employment Agreements” below for a discussion of the determination of the target AIP opportunities for the named executive officers hired in 2011. The following table shows the amount of the target AIP opportunity for each named executive officer that would have been payable if all the performance goals with respect to the annual award were met at 100% of target:

Executive	Target AIP Award (as % of Base Salary)	Target AIP Award ($)
Mr. Figueroa	150%	$1,200,000
Mr. Workman	100%	$675,000
Mr. Kayne	75%	$300,000
Mr. Stamps	100%	$475,000
Mr. Sahney	100%	$475,000

Pursuant to their employment agreements, Mr. Figueroa and Mr. Kayne were each entitled to a minimum bonus for 2011 only, equal to their target AIP award.
2011 AIP Performance Goals
Early each year, the Committee reviews and establishes the performance goals for the AIP taking into account the Company's annual budget and operating plan and market conditions. In February 2011, the Company adopted a 2011 AIP program with three different formulas for its named executive officers as follows:

•
Executive Vice President and above (Mr. Figueroa and Mr. Workman): 90% of the target AIP award is based on the Company's achievement of a performance measure and 10% on achievement of individual performance measures. The corporate performance measure for 2011 was EPS, as discussed below.

•
Group President (Mr. Stamps and Mr.Sahney): 50% of the target AIP award is based on the Company's achievement of a performance measure and 50% on achievement of financial results of the respective business unit. The Committee determined that the business unit performance measures for Messrs. Stamps and Sahney would be revenues and operating income for their respective business units. The business unit component for Mr. Stamps is based 40% on his business unit's net sales and 60% on his business unit's operating income. The business unit component for Mr. Sahney is based 20% on his business unit's net sales and 80% on his business unit's operating income. The selection and weighting of these business unit metrics reflects the maturity and anticipated growth of the respective business units.

•
Senior Vice President (Mr. Kayne): 80% of the target AIP award is based on the Company's achievement of a performance measure, 10% on individual performance measures and 10% on meeting the departmental budget.

The following table shows how each named executive officer's total target AIP opportunity is allocated among its components:

Executive	2011 Target AIP Award	Company EPS	Individual Goals	Dept. Budget Goals	Business Unit Goals
Mr. Figueroa	$1,200,000	90%	10%
Mr. Workman	$675,000	90%	10%
Mr. Kayne	$300,000	80%	10%	10%
Mr. Stamps	$475,000	50%			50%
Mr. Sahney	$475,000	50%			50%

The calculated AIP award under the 2011 annual program is subject to discretionary adjustment by the Committee based upon a subjective review of the individual performance of the executive.
Company EPS
With respect to the Company component of the 2011 AIP annual bonus program, the Committee approved EPS as the performance metric. EPS is adjusted to exclude special items including, primarily, settlement, litigation and other related charges, acquisition costs, separation costs, debt redemption costs and amortization of convertible debt discount. In choosing EPS as the performance measure for the 2011 AIP, the Committee considered the following:

•	EPS is aligned with our shareholders' interests

•	Historically, EPS has been a better indicator of overall Company performance than other performance measures

•	EPS is most closely aligned with the financial and operational priorities of the Company

•
Pearl Meyer & Partners' analysis of various funding measures utilized by the Company and members of the Company's peer group which concluded that EPS is an important financial measure for the health care industry and is commonly used by the peer group to measure annual incentive performance

The Committee approved a target EPS of $2.10, which represented the mid-point of the Company's guidance to the investment community at the time. The Company component portion of the 2011 AIP program could have resulted in a range of award payouts of between 0% and 150% of the target award opportunity (0% to 200% with respect to Mr. Figueroa), with (i) 0% of the target award opportunity to be paid if the Company achieved less than 93% of the EPS target, (ii) 50% of the target award opportunity to be paid upon the Company's achievement of 93% of the EPS target, (iii) 100% of the target award opportunity to be paid upon the Company's achievement of 100% of the EPS target and (iv) 150% of the target award opportunity (200% with respect to Mr. Figueroa) to be paid upon the Company's achievement of 110% or more of the EPS target. In the event that the Company achieved an EPS between 93% and 110% of the EPS targets, the percentage of the Company component's portion of the target award opportunity was to be determined by linear interpolation. The potential award amounts with respect to the Company EPS component of the 2011 AIP are summarized in the following chart:

Performance Measure/Funding	Threshold*	Target	Maximum
EPS	$1.95*	$2.10	$2.30
% of Goal	93%	100%	110%
Plan Funding as % of Target	50%	100%	150% (200% in the case of the chief executive officer)
_________________

*	There is no plan funding if EPS falls below the threshold level.
Business Unit/Individual/ Department Budget Components
With respect to the business unit component of the AIP awards for Messrs. Stamps and Sahney, the Committee established the performance measures listed below with respect to net sales and operating income. The net sales and operating income targets for 2011 were established in December 2010 based on the composition of the respective business units at such time and, in the case of operating income, adjusted to exclude special items including settlement, litigation and other related charges and separation costs.

Executive	Business Unit	Business Unit Net Sales Target	Business Unit Operating Income Target
Mr. Stamps	Long-Term Care Group	$4.863 billion	8.13% (as a % of net sales)
Mr. Sahney	Specialty Care Group	$968.6 million	$90.22 million

With respect to Mr. Figueroa, Mr. Workman and Mr. Kayne, each executive was assigned a number of individually tailored financial, operational and other performance goals and, in the case of Mr. Kayne, a departmental budget goal. The individual goals included a mix of objective and subjective goals.
2011 Results and AIP Award Determination
In early 2012, the Committee met to determine the AIP award amounts to be paid for 2011 performance. The Committee determined that the Company's EPS for 2011 was $2.13, which resulted in funding for the Company EPS component of the 2011 annual bonuses at 107.5% of target (115% in the case of Mr. Figueroa which reflects linear interpolation using his maximum of 200% of target). The Company also determined that the net sales for the Long-Term Care Group were 102.8% of target and net sales for the Specialty Care Group were 108.5% of target.The Company further determined that operating income (as a % of net sales) of the Long-Term Care Group was 105.5% of target and the operating income of the Specialty Care Group was 113.2% of target. In addition, the Committee determined, based in part on the recommendation of Mr. Figueroa, that the individual goals with respect to the other named executive officers were met so that the individual goal component of the 2011 AIP awards for the executives would pay out at 100% of target. With respect to Mr. Kayne, the Committee determined that his departmental budget goal was met and hence the departmental budget component of his 2011 AIP award would pay out at 100% of target. With respect to Mr. Figueroa, the Committee conducted a comprehensive review of Mr. Figueroa's performance in financial, organizational and operational categories, and determined that all individual goals were met or exceeded, so the individual goal component of the 2011 AIP award would pay out at 100% of target.
Mr. Figueroa reviewed the individual performance of the named executive officers (other than himself) with the Committee and recommended that discretionary increases were warranted for Messrs. Workman, Kayne and Sahney due to the critical role each had played in the Company's success in 2011 and their exceptional individual performances. After taking Mr. Figueroa's recommendation into account and considering each executive's overall performance and level of achievement of individual performance goals, the Committee approved discretionary increases in the AIP awards of Messrs. Workman, Kayne and Sahney. After the review of Mr. Figueroa's performance in 2011, the Committee also determined to make a discretionary increase in Mr. Figueroa's AIP award. The Committee considered that the Company exceeded the EPS target for the AIP and achieved record cash flows in 2011. The Committee also noted that each business unit exceeded its financial targets for the AIP. The Committee recognized Mr. Figueroa's efforts in leading the Company's heightened operational focus in 2011 and his success in attracting management talent in several key functions. Final AIP awards for the named executives include the discretionary increases approved by the Committee.

The table below sets forth the initial calculations of the 2011 AIP award amounts for the named executive officers, as well as the actual AIP awards which include any discretionary adjustments by the Committee:

Executive		Company EPS Actual Amount	Business Unit Goals (Net Sales) Actual Amount	Business Unit Goals (Operating Income) Actual Amount	Individual Goals Actual Amount	Department Budget Goals Actual Amount	Initial AIP Award Calculation	2011 Actual Award (including any Discretionary Increase)

Mr. Figueroa		$1,242,000			$120,000		$1,362,000	$1,566,300
	% of Target	115%			100%		113.5%	130.5%
Mr. Workman		$653,063			$67,500		$720,563	$800,000
	% of Target	107.5%			100%		106.8%	118.5%
Mr. Kayne		$258,000			$30,000	$30,000	$318,000	$350,000
	% of Target	107.5%			100%	100%	106%	116.7%
Mr. Stamps		$255,313	$97,660	$150,338			$503,310	$503,310
	% of Target	107.5%	102.8%	105.5%			106%	106%
Mr. Sahney		$255,313	$51,538	$215,080			$521,930	$600,000
	% of Target	107.5%	108.5%	113.2%			109.9%	126.3%

Long-Term Incentive Awards
The goal of the Company's long-term incentive program, to align long-term performance compensation with shareholder interests, has primarily been achieved in recent years through the grant of restricted stock awards. The Company made one-time larger retention grants of restricted stock to its executives in 2010 which were intended to be the long-term incentive grants for both 2010 and 2011 and were designed to incentivize and retain the executives in light of the significant senior management and organizational changes at the Company that year. Accordingly, the Company did not grant long-term incentive awards in 2011 other than the sign-on awards described below for newly hired executives and the long-term awards granted to Mr. Figueroa described below.
Sign-on Awards
In order to induce certain executives to join the Company, the Committee deemed it appropriate and necessary to compensate the executives for compensation from their former employers which they forfeited. The Committee granted (i) a sign-on restricted stock award to Mr. Figueroa with a value at grant of $3,250,000 ($1,083,315 of which became fully vested on December 31, 2011 and the remainder of which vests ratably over the following 24 months) and (ii) a restricted stock award to Mr. Kayne in the amount of 30,000 shares (with a value at grant of $899,700) that vests in four equal installments on the first four anniversaries of the date of grant. The amount of these sign on awards was dependent upon a number of factors, includingthe amount, timing and type of compensation the executive was forfeiting with his prior employer, the level of the executive, peer group data for similarly situated executives (with respect to Mr. Figueroa) and historical Company practice with respect to the amount of sign-on awards for newly recruited executives.

Mr. Figueroa's 2011 Long-Term Incentive Compensation Awards
In 2011, the Committee awarded Mr. Figueroa a restricted stock grant with a value at grant of $2,500,000 that vests ratably over a four-year period, a stock option grant with respect to $500,000 of common stock that vests ratably over a four year period and a long-term cash incentive award of $1,000,000 that is subject to attainment of performance vesting requirements. Payment of Mr. Figueroa's long-term cash incentive award is dependent upon the Company's achievement of pre-established performance goals for 2011, 2012 and 2013. The Company determined that EPS (calculated in the same manner as for the 2011 AIP) would represent the best performance measure (for the same reasons discussed above with respect to choosing EPS for the 2011 AIP). The Committee used a target EPS for 2011 of $2.10, the same target used under the 2011 AIP. For 2012 and 2013, the Committee increased such target by 10% for each year so that vesting of the award was aligned with sequential EPS growth at a rate the Committee deemed appropriate.For each year, no amount will be paid if performance is less than 92.5% of target for such year, $166,666 will be paid if 92.5% of target is met, $333,333 will be paid if target is met and a maximum of $666,666 will be paid if performance is 110% or more of target. In the event that the Company achieves EPS between 92.5% and 110% of target, the percentage of the target award earned for that year is determined by straight-line interpolation. The following table summarizes the annual targets and payouts under Mr. Figueroa's long-term cash incentive award:

Year	EPS for Threshold Annual Payout	EPS Target	EPS for Maximum Annual Payout
2011	$1.95	$2.10	$2.31
2012	$2.14	$2.31	$2.54
2013	$2.35	$2.54	$2.80
% of Target	92.5%	100%	110%
Annual Payout	$166,666	$333,333	$666,666

The Committee met in February 2012 and determined that EPS for 2011 was $2.13. Accordingly, the 2011 payout of the award will be at 114.3% of the annual target, or $381,000.
Performance Based Long-Term Incentive Compensation Program for 2012
In furtherance of the Company's commitment to base the compensation of its executives on pay for performance and to align long-term performance compensation with shareholder interests, early in 2012 the Committee approved a new long-term incentive compensation program that is not based solely on time vested restricted stock. After an extensive review of peer group practices and best pay for performance practices within the industry, the Committee adopted a long-term incentive compensation program under which 50% of the long-term incentive compensation awarded in each year will be in the form of restricted stock units subject to performance vesting, 20% of the long-term incentive compensation awarded each year will be in the form of time-vesting stock options and 30% of the long-term incentive compensation awarded each year will be in the form of time-vesting restricted stock. Stock options granted under the long-term incentive compensation program are expected to have a seven year term and vest ratably over a three year period. Restricted stock granted under the long-term incentive compensation program will vest ratably over a four year period. Performance based restricted stock units granted under the long-term incentive compensation program will have three-year cliff vesting based upon attainment of the performance goal or goals of the award. For 2012 restricted stock unit grants, vesting is based upon achieving EPS growth over the three year term of the award. 50% of the target number of shares subject to the award will vest if the Company achieves the threshold EPS growth.100% of the target number of shares subject to the award will vest if the Company achieves the target EPS growth. 150% of the target number of shares subject to the award will vest if the Company achieves the maximum EPS growth. The award will pay out between 50% and 150% of the target award based upon linear interpolation for EPS growth between threshold and maximum. No shares will vest if EPS growth is less than the threshold EPS growth for the three-year term of the award. The final payment is subject to a discretionary positive or negative 20% adjustment based on the Committee's evaluation of other factors that may include stock performance, operational performance and economic conditions impacting the Company and the industry.

Perquisites and Other Benefits
The executives are offered limited perquisites that are intended to attract, retain and motivate qualified executives by providing benefits that are competitive with the practices of companies that are similar to the Company in business mix and/or financial size and complexity. In addition, the Company believes that the perquisites generally enable the executives to devote more time to Company business. The perquisites provided to executives include personal use of the corporate aircraft and personal tax and financial planning services. Details regarding the amounts of certain perquisites are provided in the summary compensation table and accompanying footnotes below.
The Company offers an Employees' Savings and Investment Plan (the "S&I Plan"), standard health and welfare benefits and deferred compensation benefits which are intended to be part of a competitive compensation program necessary to attract and retain employees, including the named executives.
Employment Agreements
Employment agreements are intended to attract and retain the executives and to ensure that the Company receives the ongoing benefit of their experience, skills and achievements. The Committee has determined that the Company operates in a highly competitive industry and that employment agreements with appropriate severance benefits are key to attracting and retaining executives. The Committee believes the executives' current severance benefits are necessary for retention of these executives and are generally comparable in overall benefits to executives in the healthcare industry as well as other companies of comparable size to the Company.
The Company entered into an employment agreement with Mr. Figueroa in December 2010 to become the Company's chief executive officer beginning in January 2011. When negotiating Mr. Figueroa's employment agreement, the Committee reviewed Mr. Figueroa's compensation opportunities with his previous employer, the Company's historical practices in recruiting new executives and market compensation benchmarking data. The market benchmark data consisted of an analysis provided by Pearl Meyer & Partners that included peer group data for CEOs of the 13 peer companies discussed above, which was given primary consideration by the Committee, as well as supplemental reference data from six healthcare facilities companies and from publicly available broad-based surveys. The analysis included market compensation levels at the 25th, 50th and 75th percentiles. The Committee also considered the Company's historical practices, including its emphasis on long-term executive compensation, and the employment agreements of the Company's other executives. With these considerations in mind, the Committee approved a base salary of $800,000, which was below the 25th percentile base salary for the peer group data reviewed. Mr. Figueroa's AIP award target of 150% of base salary is at the 75th percentile of the peer group data reviewed. The Committee determined that Mr. Figueroa's long-term incentive target opportunity for each year will be at least $4,000,000. This amount is below the 50th percentile for the peer group data reviewed. The Committee believes that Mr. Figueroa's total compensation opportunity is consistent with the Committee's emphasis on pay for performance and long-term incentive compensation. In order to induce Mr. Figueroa to forfeit compensation from his previous employer and join the Company, the Committee deemed it appropriate and necessary to provide a sign-on package that included a cash sign-on bonus of $1,500,000, an initial restricted stock award of $3,250,000, a guaranteed AIP award for 2011 equal to $1,200,000 and certain relocation expenses.
The Company entered into an employment agreement with Mr. Kayne in April 2011 to become the Company's Senior Vice President, Secretary and General Counsel. When negotiating Mr. Kayne's employment agreement, the Committee considered the Company's historical practices, the employment agreements of the Company's other executives and Mr. Kayne's compensation with his previous employer. As supplemental background data, the Committee also reviewed survey data provided by Pearl Meyer & Partners.With these considerations in mind, the Committee approved a base salary of $400,000 and a target bonus of 75% of base salary. In order to induce Mr. Kayne to forfeit compensation with his previous employer and join the Company, the Committee deemed it appropriate and necessary to include a sign-on bonus of $150,000, a guaranteed 2011 AIP award of $300,000, a sign-on stock award of 30,000 restricted shares with a value at grant of $899,700 and certain relocation expenses.

The Company entered into an employment agreement with Mr. Sahney in November 2010 to become the Company's Executive Vice President and President of the newly created Specialty Care Group. When negotiating Mr. Sahney's employment agreement, the Committee considered the Company's historical practices, the employment agreements of the Company's other executives and Mr. Sahney's compensation with his previous employer. As supplemental background data, the Committee also reviewed survey data provided by Pearl Meyer & Partners.With these considerations in mind, the Committee approved a base salary of $475,000 and a target bonus of 100% of base salary. In order to induce Mr. Sahney to forfeit compensation with his previous employer and join the Company, the Committee deemed it appropriate and necessary to provide Mr. Sahney with a $950,000 restricted stock grant.
The Company's employment agreements with the executives are summarized in greater detail on pages 41 to 44 of this proxy statement. Information regarding applicable payments under change of control severance arrangements is provided under the heading “Potential Payments Upon Termination or Change of Control-Change in Control” on pages 38 to 40 of this proxy statement.
Stock Ownership Guidelines for Executives
To directly and materially link executive compensation to the financial and operating performance of the Company and increases in stockholder value, the Company has historically encouraged the ownership of stock of the Company by executives in a number of ways. For example, a broad group of employees, including all of the executives and other members of senior management, are paid a significant portion of their incentive compensation in the form of restricted stock. Employees of the Company generally are provided the opportunity to own Company stock through the Omnicare StockPlus Plan, a broad-based stock purchase and stock option program.
In September 2011, the Company adopted updated stock ownership guidelines for its officers to further encourage them to achieve and maintain an ownership interest in the Company and thereby link the officers' individual wealth opportunities to the financial and operating performance of the Company and increases in stockholder value. The recommended stock ownership levels set forth in the guidelines are based on a multiple of base salary, ranging from a goal of six times base salary for the Chief Executive Officer and five times base salary for the President to between one and three and one-half times base salary for other officers, and may be satisfied with unvested restricted stock and restricted stock units. Of the named executives, Messrs. Figueroa, Workman and Stamps have met the established guidelines. Until an officer of the Company has reached his or her target ownership, he or she is required to hold 50%, in the case of officers other than vice presidents, including Messrs. Kayne and Sahney, and 20%, in the case of vice presidents, of the after-tax number of shares acquired by the executive upon the exercise of stock options or the vesting of restricted stock or restricted stock unit awards.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount that may be deducted by a publicly-held company for compensation paid each year to its chief executive officer and certain other of its named executive officers. Section 162(m) excludes compensation that qualifies as “performance-based compensation” under Section 162(m). The Annual Incentive Plan and the Stock and Incentive Plan, each approved by the Company's stockholders, permit the award of exempt performance-based compensation. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation.

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board has reviewed and discussed the section of this Proxy Statement captioned “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation, Nominating and Governance Committee has recommended to the Board that the section captioned “Compensation Discussion and Analysis,” as it appears on pages 14 to 27, be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
The Compensation, Nominating and Governance Committee:
Steven J. Heyer, Chairperson
Andrea R. Lindell, DNSc, RN
James D. Shelton

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
John Figueroa Chief Executive Officer	2011	$800,000	$2,904,300	$5,749,997	$501,823	$542,000	$477	$179,616	$10,678,214
John L. Workman President and Chief Financial	2011 2010 2009	$675,000 $675,000 $79,615	$79,437 $606,250 $0	$0 $1,200,008 $3,999,993	$8,091 $690 $0	$720,563 $0 $625,000	$613 $0 $3	$88,922 $4,118 $114,700	$1,572,625 $2,486,066 $4,819,311
Officer
Alexander M. Kayne Senior Vice President, Secretary and General Counsel	2011	$301,539	$482,000	$899,700	$—	$18,000	$43	$53,414	$1,754,695
Jeffrey M. Stamps, R.Ph. Executive Vice President and President, Long Term Care Group	2011 2010 2009	$475,000 $427,962 $410,308	$0 $236,000 $0	$0 $1,266,833 $980,367	$0 $0 $0	$503,310 $0 $287,721	$13,196 $55 $3,183	$111,186 $121,583 $62,001	$1,102,693 $2,052,433 $1,743,580
Nitin Sahney Executive Vice President and President, Specialty Care Group	2011 2010	$475,000 $79,167	$78,070 $79,167	$0 $949,990	$0 $0	$521,930 $0	$120 $0	$23,360 $0	$1,098,480 1,108,324

(1)
The Company's methodology with respect to bonuses and annual incentives for 2011 is discussed in more detail in the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” The bonus amount for Mr. Figueroa includes a sign-on bonus of $1,500,000, a guaranteed minimum annual bonus of $1,200,000 and a discretionary upward adjustment of his AIP award of $204,300. The bonus amount for Mr. Workman represents a discretionary upward adjustment of his AIP award of $79,437. The bonus amount for Mr. Kayne includes a sign-on bonus of $150,000, a guaranteed minimum annual bonus of $300,000 and a discretionary upward adjustment of his AIP award of $32,000. The bonus amount for Mr. Sahney represents a discretionary upward adjustment of his AIP award of $78,070.

(2)
Current proxy disclosure rules require disclosure of the aggregate grant date fair value of stock awards and option awards granted in the fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation,” rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. As required by this rule, this table includes the aggregate grant date fair value of option awards or stock awards, as applicable, in 2011, as well as awards in prior periods adjusted for this new rule. Note 12 to the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, describes the assumptions used to determine the grant date fair value for overall Company options. Mr. Figueroa's 2011 grant consists ofa sign-on award of restricted stock with a grant date fair market value of $3,250,000. Mr. Kayne's 2011 grant consists of a sign-on award of 30,000 shares of restricted stock with a grant date fair market value of $899,700. Mr. Figueroa's option awards include 200 options received through his participation in the Omnicare StockPlus Plan.All of Mr. Workman's option awards reflect his participation in the Omnicare StockPlus Plan.

(3)
The Company's methodology with respect to non-equity incentive plan compensation for 2011 is discussed in more detail in the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” The Non-Equity Incentive Plan Compensation for Mr. Figueroa includes the portion of his AIP award above his minimum guaranteed bonus that is attributable to the Company EPS component of such award totaling $162,000. The Non-Equity Incentive Plan Compensation for Mr. Figueroa also includes the 2011 bonus earned under his long-term cash incentive award equal to $380,000. The Non-Equity Incentive Plan Compensation for Mr. Workman and Mr. Sahney is the portion of their AIP awards that is attributable to the Company EPS component of such awards. The Non-Equity Incentive Plan Compensation for Mr. Kayne is the portion of his AIP award above his minimum guaranteed bonus that is attributable to the Company EPS component of such award. The Non-Equity Incentive Plan Compensation for Mr. Stamps is his bonus earned under the AIP.

(4)
The amounts include above-market earnings with respect to accumulated dividends on restricted stock held by the executives (based upon the imputed interest rate of 7.875% or 8.75%, depending upon the date of the dividend, in excess of 120% of the applicable long-term federal rate). The amounts of such above-market interest earned in 2011 were as follows: Mr. Figueroa, $439; Mr. Workman, $561; Mr. Kayne, $40; Mr. Stamps, $176; and Mr. Sahney, $110. $13,005 of the amount listed for Mr. Stamps represents above-market earnings under the Rabbi Trust Deferred Compensation Plan in 2011 (based upon the actual earnings of the investment funds of the rabbi trust in excess of 120% of the applicable long-term federal rate).

(5)	The "All Other Compensation Table" shows the details of "All Other Compensation" included in the Summary Compensation Table.

ALL OTHER COMPENSATION

Name	Gross-Up Payments (attributable to the Split Dollar Bonus) ($)(a)	Gross-Up Payments (attributable to relocation expenses) ($)(b)	LTC Insurance Premiums ($)(c)	Executive Life Insurance Payment ($)(d)	Bonus for Split-Dollar Life Insurance Premiums ($)(e)	Contribution to Defined Contribution Plan(f)	Dividends(g)	Perquisites and Personal Benefits ($)	Total ($)
John Figueroa	$—	$40,892	$—	$1,057	$—	$—	$—	$137,667(h)	$179,616
John L. Workman	$—	$—	$—	$1,153	$—	$61,350	$13,778	$12,641(i)	$88,922
Alexander M. Kayne	$—	$18,123	$—	$814	$—	$—	$—	$34,477(j)	$53,414
Jeffrey M. Stamps	$831	$—	$2,394	$68	$1,598	$88,132	$5,872	$12,291(k)	$111,186
Nitin Sahney	$—	$7,988	$—	$1,153	$—	$—	$1,490	$12,729(l)	$23,360

(a)	Represents reimbursement by the Company of the taxes incurred as a result of imputed income from Company-paid bonus to pay employee portion of premiums under split-dollar life insurance agreements.

(b)	Represents reimbursement by the Company of the taxes incurred as a result of imputed income from relocation expenses.

(c)	Represents premiums paid by the Company for the executive's participation in the Company's long-term care plan.

(d)	Represents premiums paid by the Company for the executive's life insurance policy.

(e)
Represents bonus paid to the executive for payment of the cost of the executive's portion of premiums under split-dollar life insurance agreements. See the section of this Proxy Statement captioned “Split-Dollar Insurance Agreements.”

(f)	Includes contributions to the S&I Plan as well as the Rabbi Trust Deferred Compensation Plan.

(g)	Represents the dollar value of any dividends or other earnings paid on stock awards including interest paid on such dividends.

(h)
Includes $74,561 for relocation expenses, $42,368 for personal use of the Company's aircraft and $15,000 for tax planning services. Also includes personal commercial airfare, miscellaneous corporate gifts and entertainment.

(i)	Includes $11,250 for tax planning services. Also includes miscellaneous corporate gifts.

(j)	Includes $25,980 for relocation expenses and $7,562 for tax planning services. Also includes miscellaneous corporate gifts.

(k)	Includes $11,250 for tax planning services. Also includes miscellaneous corporate gifts and entertainment.

(l)	Includes $10,830 for relocation expenses. Also includes tax planning services and miscellaneous corporate gifts.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares of Stock or Units (#)(5)	Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Option Award on Grant Date ($)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold	Target	Maximum
John Figueroa	1/1/2011				42,667				$1,083,315
	1/1/2011				85,336				$2,166,684
	1/1/2011				98,464				$2,500,000
	1/1/2011					59,389	$25.39		$499,996
	8/4/2011					66	$27.83		$508
	11/3/2011					144	$30.03	$30.34	$1,320
		$1,200,000(2)	$1,200,000	$2,400,000
		$166,666(3)	$333,333	$666,666
John L. Workman	2/8/2011					224	$26.98		$1,976
	5/5/2011					214	$31.20	$31.74	$2,144
	8/4/2011					228	$27.83		$1,754
	11/3/2011					242	$30.03	$30.34	$2,218
		$337,500	$675,000	$1,012,500
Alexander M. Kayne	4/1/2011	$300,000(4)	$300,000	$450,000	30,000				$899,700
Jeffrey M. Stamps		$237,500	$475,000	$712,500
Nitin Sahney		$237,500	$475,000	$712,500

(1)
Grants of Non-Equity Incentive Plan Awards were generally made under the Annual Incentive Plan. More detail with respect to the Company's policies underlying the Annual Incentive Plan is provided in the section of this Proxy Statement captioned “Compensation Discussion and Analysis” on pages 14 to 27. In addition, Grants of Non-Equity Incentive Plan Awards for Mr. Figueroa includes his 2011 award under the Annual Incentive Plan and the 2011 portion of his long-term cash incentive award. More detail with respect to the awards to Mr. Figueroa is provided in the section of this Proxy Statement captioned “Compensation Discussion and Analysis” on pages 14 to 27.

(2)	Mr. Figueroa's minimum bonus under the Annual Incentive Plan for 2011 was $1,200,000.

(3)	Mr. Figueroa received a performance-based long-term cash incentive award in 2011 that vests ratably over a three-year period. The annual vesting target for this award is $333,333.
(4) Mr. Kayne's minimum bonus under the Annual Incentive Plan for 2011 was $300,000.

(5)
Grants of restricted stock in 2011 to Mr. Figueroa include (i) 42,667 shares which vested on December 31, 2011, (ii) 85,336 shares vesting in equal monthly installments over two years beginning January 31, 2012, and (iii) 98,464 shares vesting in equal annual installments over four years. Grants of restricted stock in 2011 also include a sign-on grant of restricted stock to Mr. Kayne of 30,000 shares that will vest in equal annual installments over four years. Restricted stock awards are generally subject to earlier vesting upon death, disability, retirement under a retirement plan of the Company at or after normal retirement age with the consent of the Committee, a termination without “cause” following attainment of age 65 and at least 10 years of service, or any termination following a change in control of the Company. For purposes of these Awards, “cause” is as defined in the executive's employment agreement. A “change in control” is defined generally as: (i) any person becoming the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the securities of the Company, (ii) the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to the effective date of the transaction own less than 50% of the voting power of the surviving entity, (iii) the sale or other disposition of all or substantially all of the assets of the Company or the dissolution of the Company, or (iv) during any period of two consecutive years if the individuals who compose the Board of the Company no longer constitute a majority of the Board, unless the nomination of the new Directors was approved by at least 50% of the Directors at the beginning of such period. The employment agreements for Mr. Figueroa and Mr. Kayne provide that their sign-on restricted stock grants become fully vested upon a termination of employment without “cause,” and, in the case of Mr. Figueroa, a “constructive termination” (as defined in Mr. Figueroa's employment agreement). The provisions of the executive employment agreements are discussed in greater detail in the section of this proxy captioned “Employment Agreements” on pages 41 to 44.

(6)
Grant of stock options in 2011 includes a grant of 59,389 shares to Mr. Figueroa that represents the stock option component of his 2011 long term compensation award that will vest ratably over a four year period. The other grants of stock options in 2011 represents stock options granted under the StockPlus Plan which vest upon continued employment on the fourth anniversary of the date of grant. All options vest upon death, disability, a termination other than for cause and upon a change in control. In addition, in the event of retirement under a retirement plan of the Company at or after normal retirement age, the vesting of shares shall continue for an additional three months. Vested stock options remain exercisable: (i) for three months or the remaining life of the option, whichever is shorter, from termination on account of a termination without cause; (ii) for 15 months or the remaining life of the option, whichever is shorter, from termination if for retirement, death or disability; and (iii) for their remaining life upon the occurrence of a change in control of the Company that occurs while an employee is still employed. For purposes of these stock option grants, “cause” and “change in control” are as defined above in footnote (5) for restricted stock awards.

(7)
Stock options are granted with an exercise price equal to the fair market value of a share of Common Stock on the date of grant. “Fair market value” is defined under the Stock and Incentive Plan to be the closing price of a share of the Company's stock on the NYSE on the first trading date preceding the date as of which fair market value is to be determined or, in the absence of any reported sales of the Company's stock on such date, on the first preceding date on which any such sale shall have been reported. Where the closing market price is not indicated for a particular grant, the closing market price was equal to or less than the exercise price.

(8)
Current proxy disclosure rules require disclosure of the aggregate grant date fair value of stock awards and option awards granted in the fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation,” rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. As required by this rule, this table includes the aggregate grant date fair value of option awards or stock awards, as applicable, in 2011. Note 12 to the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, describes the assumptions used to determine the grant date fair value for overall Company options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(8)
John Figueroa(1)		59,389 66 144	$25.39 $27.83 $30.03	12/31/2020 8/3/2021 11/2/2021	183,800(4)	$6,331,910
John L. Workman(2)		88 224 214 228 242	$25.16 $26.98 $31.20 $27.83 $30.03	11/3/2020 2/7/2021 5/4/2021 8/3/2021 11/2/2021	109,922(5)	$3,786,813
Alexander M. Kayne					30,000(6)	$1,033,500

Jeffrey M. Stamps(3)	7,500		$27.02	5/20/2012	73,463(5)	$2,530,800
	18,248		$41.62	12/30/2013
	12,236		$54.75	11/2/2015
	25,000		$40.06	12/19/2016
	12,225	6,113	$23.75	5/11/2018
Nitin Sahney					29,540(7)	$1,017,653

(1)	The stock options in the Outstanding Equity Table granted to Mr. Figueroa have the date of grant and vesting schedules set forth below:

Date of Grant	Vesting Schedule
1/1/2011	Stock options vest ratably over 4 years after date of grant
8/4/2011	Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant
11/3/2011	Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant

(2)	The stock options in the Outstanding Equity Table granted to Mr. Workman have the date of grant and vesting schedules set forth below:

Date of Grant	Vesting Schedule
11/4/2010 2/8/2011
Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant
Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant

5/5/2011	Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant
8/4/2011	Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant
11/3/2011	Options granted pursuant to the Company's StockPlus plan. Stock options vest 4 years after date of grant

(3)	The stock options in the Outstanding Equity Table granted to Mr. Stamps have the date of grant and vesting schedules set forth below:

Date of Grant	Vesting Schedule
5/20/2002	Stock options vest ratably over 4 years after date of grant
12/30/2003	Stock options fully vest on 11/30/04 but are only freely exercisable ratably over 4 years after date of grant
11/3/2005	Stock options vest and are exercisable in full on 12/15/05 but have sale restrictions that lapse ratably over 4 years from date of grant
12/20/2006	Stock options vest ratably over 4 years after date of grant
5/12/2008	Stock options vest ratably over 4 years after date of grant

(4)
On January 1, 2011, Mr. Figueroa received restricted stock grants of (i) 42,667 shares which vested on December 31, 2011, (ii) 85,336 shares vesting in equal monthly installments over two years beginning January 31, 2012 and (iii) 98,464 shares vesting in equal annual installments over four years.

(5)	The executives' restricted stock awards have the date of grant and the vesting schedule as set forth below:

Date of Grant	Vesting Schedule
3/24/2005	Equal annual installments over 10 years (Stamps only)
11/3/2005	Equal annual installments over 10 years (Stamps only)
3/23/2006	Equal annual installments over 10 years (Stamps only)
3/22/2007	Equal annual installments over 10 years (Stamps only)
5/12/2008	Equal annual installments over 10 years (Stamps only)
11/18/2009	Equal annual installments over 10 years (Workman only)
11/18/2009	Equal annual installments over 3 years (Workman only)
11/20/2009	Equal annual installments over 10 years (Stamps only)
3/25/2010	Equal annual installments over 10 years (Stamps only)
11/16/2010	Equal annual installments over 4 years

(6) On April 1, 2011, Mr. Kayne received 30,000 shares of restricted stock that vest in equal annual installments over 4 years.

(7)	On November 1, 2010, Mr. Sahney received 39,386 shares of restricted stock that vest in equal annual installments over 4 years.

(8)	Represents the fair market value on December 31, 2011.

OPTIONS EXERCISED AND RESTRICTED STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
John Figueroa	—	$—	42,667	$1,469,878
John L. Workman	—	$—	57,048	$1,700,216
Alexander M. Kayne	—	$—	—	$—
Jeffrey M. Stamps	7,500	$97,725	18,575	$568,973
Nitin Sahney	—	$—	9,846	$293,608

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains the S&I Plan, a tax-qualified, defined contribution plan in which all the executives participate. In addition, since the Internal Revenue Code limits the amount of benefits that are permitted to be paid from a federal income tax-qualified plan such as the S&I Plan, in order to provide competitive overall retirement benefits and retention incentives to its executive officers, the Company offers the Rabbi Trust Deferred Compensation Plan to certain of its executives. The Rabbi Trust Deferred Compensation Plan is a non-qualified deferred compensation arrangement, the assets of which are held in a rabbi trust. This plan is described in more detail below.
In 2011, Mr. Workman and Mr. Stamps participated in the Rabbi Trust Deferred Compensation Plan.
The following table shows benefits that executives are entitled to under the Rabbi Trust Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John L. Workman	$—	$54,000	$—	$—	$54,000
Jeffrey M. Stamps	$—	$82,007	$31,881	$—	$559,492

(1)
Company contributions are credited to the plan on January 1 of each year. The table above provides for the Company contribution credited to the applicable executive on January 1, 2011 based upon such executive's compensation for 2010.

(2)
Earnings under the Rabbi Trust Deferred Compensation Plan are based upon the actual investment earnings or losses of the funds invested in the rabbi trust related to the Rabbi Trust Deferred Compensation Plan. Earnings are credited to the plan on January 1 of each year, based upon the investment earnings or losses of the funds invested in the rabbi trust during the previous year. The table above provides investment earnings or losses credited to the applicable executive on January 1, 2011 based upon investment earnings or losses for 2010.

(3)	Aggregate Balance at Last FYE is the aggregate balance for each such executive under the plan, whether or not such amount is vested under the terms of the plan.

Omnicare, Inc. Rabbi Trust Deferred Compensation Plan

The Rabbi Trust Deferred Compensation Plan generally provides that for each plan year (1) an amount of earnings based upon the actual investment earnings or losses of the funds invested in the rabbi trust related to the plan, plus (2) 8% of the participant's total cash compensation received from the Company in the preceding calendar year, will be credited to a participant's account balance under the plan. Compensation for Mr.Workman is defined as base salary plus any bonus, whether such bonus is payable in cash or shares of Common Stock (be it vested or restricted unvested stock). Compensation for Mr. Stamps is defined as total cash compensation, including cash bonuses and vested Company restricted stock award income received by Mr. Stamps, plus payments received by him as, or in lieu of, dividends on Company restricted stock. Contributions in the plan vest in 20% increments each year following the contribution until 100% vested at five years. At age 65 (or age 55 with five or more years of service with the Company), participants become 100% vested in all amounts credited to such participant's accounts.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company's active named executive officers are due certain payments and benefits upon termination of employment or a change in control. These benefits are summarized below as of December 31, 2011, assuming December 31, 2011 as the date of termination of employment and/or the date of a change in control.
The intrinsic value of acceleration of stock options is based upon the difference between $34.45 per share with respect to each share underlying such stock option, the fair market value of shares of Common Stock on December 31, 2011, and the exercise price of each such stock option. The intrinsic value of acceleration of restricted stock is based upon $34.45 per share with respect to each share underlying such award, the fair market value of shares of Common Stock on December 31, 2011. The discussion below does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.
Termination for any Reason
In the event of a termination of employment for any reason, Mr. Stamps would receive a lump sum payment of his vested benefit under the Rabbi Trust Deferred Compensation Plan as set forth in the Non-Qualified Plan Payment column in the table below.
Under his split-dollar life insurance arrangement, Mr. Stamps would be entitled to continued bonus and tax gross-up payments under his split-dollar life insurance arrangement until the later of age 65 or his termination of employment. The estimated value of such entitlement to continued bonus and gross-up payments under the split-dollar life insurance arrangement (assuming premium payments remain the same and assuming the executive terminates employment at age 65) would be as set forth in the Split-Dollar Life Insurance column in the table below. Mr. Stamps may be due additional benefits upon a change in control, as discussed below.
Except with respect to specific plans addressed both in this section and again below, the amounts described in this section, “Termination for any Reason,” are in addition to any amounts payable in the event of “Death/Disability,” “Retirement,” “Termination Without Cause” and “Change in Control” as described below. Any payments or benefits that are set forth below in the same amount under more than one of the headings “Death/Disability,” “Retirement,” “Termination Without Cause” and “Change in Control” would be paid to an executive only once in connection with any such termination of employment or change in control event.
Death/Disability
In the event that any of Messrs. Figueroa, Workman, Kayne, Stamps, or Sahney has a termination of employment due to his illness or other physical or mental disability, such individual would be entitled to continue to receive all compensation, payments and benefits for a period of 3 months after the date of termination, or, in the case of Mr. Figueroa, a period of 6 months after the date of termination, reduced by any disability payments to which such individual may be entitled to receive, in a total cash amount as set forth in the Severance column in the table below. Should such individual die before the termination of the agreement, all payments, contributions and benefits such individual was entitled to receive would terminate upon the date of his death.

Additionally, in the event that any of Messrs. Figueroa, Workman, Kayne, Stamps, or Sahney has a termination of employment due to his death or disability, such individual would be entitled to full vesting of such individual's outstanding unvested restricted stock and stock options and such individual (or their beneficiaries) would have 15 months after his death or disability to exercise all outstanding stock options (or until the end of the original terms of the stock option, if earlier). The intrinsic value of the acceleration of vesting of stock options would be as set forth in the Stock Option column in the table below. The intrinsic value of the acceleration of vesting of restricted stock would be as set forth in the Restricted Stock column in the table below.
Under Mr. Stamps' split-dollar life insurance arrangement, the beneficiaries of Mr. Stamps would be entitled to a net death benefit upon such executive's death as set forth in the Split-Dollar Life Insurance Payments column in the table below.

Termination Without Cause
In the event that any of Messrs. Figueroa, Workman, Kayne, Stamps or Sahney has a termination of employment that would constitute a termination without cause under his employment agreement, such individual would be entitled to a cash severance with a value as set forth in the Severance column in the table below. Such individual would also receive the full vesting of such individual's sign-on restricted stock award (other than Messrs. Stamps and Sahney who did not receive a sign-on restricted stock award and Mr. Workman whose sign-on award will continue to vest on its original pro-rata basis). In addition, each executive would also receive the full vesting of outstanding stock options. Mr. Stamps would also receive the full vesting of all other unvested equity awards. The intrinsic value of the acceleration of vesting of stock options would be asset forth in the Stock Option column in the table below. The intrinsic value of the acceleration of vesting of restricted stock would be as set forth in the Restricted Stock column in the table below.
In the event that Mr. Workman has a termination of employment that would constitute a termination without cause under his employment agreement, he would become vested in an additional $54,000 under the Rabbi Trust Deferred Compensation Plan and be entitled to a total payment as set forth in the Non-Qualified Plan Payment column in the table below. In the event that Mr. Stamps has a termination of employment that would constitute a termination without cause under his employment agreement, he would become vested in an additional $226,233 under the Rabbi Trust Deferred Compensation Plan and be entitled to a total paymentas set forth in the Non-Qualified Plan Payment column in the table below.
Change in Control
If any of Messrs. Figueroa, Workman, Kayne or Sahney is terminated following a change in control (or in certain circumstances prior to a change in control) in a termination that constitutes a termination without cause under his employment agreement, such individual would be entitled to a cash severance in the amount as set forth in the Severance column in the table below. Such individual would also receive the full vesting of such individual's sign-on restricted stock award (other than Mr. Sahney who did not receive a sign-on restricted stock award). If Mr. Stamps is terminated following a change in control in a termination that constitutes a termination without cause under his employment contract, he will be entitled to the same payment described under the heading “Termination Without Cause” above.
In addition, upon a change in control for purposes of the Stock and Incentive Plan, each of Messrs. Figueroa, Workman, Kayne, Stamps and Sahney would be entitled to full vesting of outstanding unvested restricted stock and stock options. All stock options held by each such individual would remain exercisable for their full term (or until the end of the original term of the stock option, if earlier). The intrinsic value of the acceleration of vesting of stock options would be as set forth in the Stock Option column in the table below. The intrinsic value of the acceleration of vesting of restricted stock would be as set forth in the Restricted Stock column in the table below.
If Mr. Figueroa terminates his employment agreement within 24 months after a change in control due to a “constructive termination” (as defined in the employment agreement), then Mr. Figueroa will be entitled to the same payment described under the two preceding paragraphs. If any of Messrs. Workman, Kayne or Sahney, within a period of 24 months after the change in control, terminates the employment agreement due to the Company's breach of its material obligations under the employment agreement (as defined in the employment agreement), then such individual will be entitled to the same payment described under the two preceding paragraphs.
Upon a change in control, Mr. Stamps would be entitled to continued bonus and tax gross-up payments under his split-dollar life insurance arrangement until the latest of (i) Mr. Stamps reaching age 65, (ii) Mr. Stamps' termination of employment or (iii) the end of the term of Mr. Stamps' employment agreement. The estimated value of benefits under this arrangement (assuming premium payments stay the same) would be as set forth in the Split-Dollar Life Insurance column in the table below.
In the event that any payments or benefits to Messrs. Figueroa, Workman, Kayne, Stamps or Sahney in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by such individual on an after-tax basis.

Name	Severance	Restricted Stock	Stock Options	Non-Qualified Plan Payment	Split-Dollar Life Premium	Split-Dollar Life Death Benefit	Total ($)
John Figueroa Termination for any Reason Death/Disability Termination w/o Cause Change in Control	$ 0 $ 400,000 $ 4,362,000 $6,067,000(1)	$ 0 $ 6,331,877 $ 2,939,825 $ 6,331,877	$ 0 $ 539,138 $ 539,138 $ 539,138	N/A N/A N/A N/A	N/A N/A N/A N/A	N/A N/A N/A N/A	$ 0 $ 7,271,015 $ 7,840,963 $ 12,938,015
John L. Workman Termination for any Reason Death/Disability Termination w/o Cause Change in Control	$ 0 $ 168,750 $ 1,733,063 $3,511,689	$ 0 $ 3,786,792 $ 2,531,001 $3,786,792	$ 0 $ 5,766 $ 5,766 $ 5,766	$ 0 $ 0 $ 54,000 $ 54,000	N/A N/A N/A N/A	N/A N/A N/A N/A	$ 0 $ 3,961,308 $ 4,323,830 $ 7,358,247
Alexander M. Kayne Termination for any Reason Death/Disability Termination w/o Cause Change in Control	$ 0 $ 100,000 $ 718,000 $ 918,000	$ 0 $ 1,033,500 $ 1,033,500 $ 1,033,500	N/A N/A N/A N/A	N/A N/A N/A N/A	N/A N/A N/A N/A	N/A N/A N/A N/A	$ 0 $ 1,133,500 $ 1,751,500 $ 1,951,500
Jeffrey M. Stamps Termination for any Reason Death/Disability Termination w/o Cause Change in Control	$ 0 $ 118,750 $ 712,500 $ 712,500	$ 0 $ 2,530,800 $ 2,530,800 $2,530,800	$ 0 $ 65,404 $ 65,404 $ 65,404	$ 333,259 $ 333,259 $ 559,492 $ 559,492	$ 31,572 $ 31,572(2) $ 31,572 $ 31,572	$ 0 $ 783,634 $ 0 $ 0	$ 364,831 $ 3,863,419 $ 3,899,768 $ 3,899,768
Nitin Sahney Termination for any Reason Death/Disability Termination w/o Cause Change in Control	$ 0 $ 118,750 $ 1,234,430 $ 1,471,930	$ 0 $ 1,017,636 $ 0 $ 1,017,636	N/A N/A N/A N/A	N/A N/A N/A N/A	N/A N/A N/A N/A	N/A N/A N/A N/A	$ 0 $ 1,136,386 $ 1,234,430 $ 2,489,566

(1)	Includes $381,000 of long-term cash incentive award that would vest upon a change in control.

(2)	Payment of the Split-Dollar Life Premium would terminate upon executive's death.

EMPLOYMENT AGREEMENTS
Mr. Figueroa

The Company entered into an employment agreement with Mr. Figueroa on December 7, 2010 to serve as Chief Executive Officer of the Company.  The term of Mr. Figueroa's employment commenced on January 1, 2011 and will continue until terminated by either the Company or Mr. Figueroa in accordance with the terms of the employment agreement.  Pursuant to the terms of his employment agreement, as of January 1, 2011, Mr. Figueroa was appointed to the Board and will be nominated for re-election at each Annual Meeting thereafter during the term of the agreement.
Mr. Figueroa's agreement provides that his base salary will be reviewed annually by the Company and may be adjusted at the Company's discretion.Mr. Figueroa's minimum annual target bonus opportunity is 150% of his base salary, with a minimum bonus for 2011 of no less than $1,200,000. He is also entitled to participate in incentive compensation and bonus programs generally available to executives of the Company.  In addition, in order to compensate him for amounts he would have earned from his former employer, the Company paid Mr. Figueroa upon commencing his service a sign-on cash bonus equal to $1,500,000 and granted him a sign-on restricted stock award having a fair market value of $3,250,000 (with one-third of such award vesting on December 31, 2011 and the remaining two-thirds vesting on an equal pro-rata monthly basis over the following 24 months so that as of December 31, 2013, all restricted stock shall be fully vested). In addition, Mr. Figueroa will be granted an annual long term incentive compensation award with a target amount of no less than $4,000,000 beginning in 2011. Upon termination of Mr. Figueroa by the Company without “cause” or by Mr. Figueroa following a “constructive termination” (as defined in the employment agreement), he will be entitled to receive, in addition to any base salary that has accrued but not yet been paid, an aggregate amount equal to one and one-half (1.5) times the sum of his base salary plus his target bonus for the year in which such termination occurs, which aggregate amount shall be payable ratably for 18 months, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of his sign-on restricted stock award, payment of any unpaid portion of his guaranteed bonus for 2011 and 18 months of continued health benefits.“Cause” under Mr. Figueroa's employment agreement is generally defined as:  (i) an intentional act of either fraud or dishonesty in connection with the executive's performance of his duties thereunder; (ii) the willful failure by the executive to substantially perform his duties thereunder; (iii) the failure of the executive to follow the lawful directives of the Board; (iv) any willful misconduct by the executive that is detrimental to the Company's reputation, goodwill or business operations; (v) a material breach by the executive of the restrictive covenants provided for in the agreement; (vi) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law; or (vii) a breach of the executive's representations that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Figueroa within 6 months prior to, or 24 months following, a “change in control” by the Company without “cause” or by Mr. Figueroa following a “constructive termination,” he is entitled to receive a lump sum payment equal to two (2) times the sum of his base salary plus the greatest of (i) his annual bonus for the year preceding the year of termination, (ii) his target bonus for the year of termination or (iii) an annualized amount based upon attainment of applicable performance goals through the termination date for the year of termination. In addition, he will receive a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of any outstanding equity awards, payment of any unpaid portion of his guaranteed bonus for 2011 and up to 24 months of continued health benefits. See footnote 5 of the “2011 Grants of Plan - Based Awards” table for the definition of a “change in control.” Mr. Figueroa will be subject to a non-competition and non-solicitation covenant for 18 months following his termination.  In the event that any payments or benefits to Mr. Figueroa in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid or made in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Figueroa on an after-tax basis.
Mr. Workman

The Company entered into an employment agreement with Mr. Workman on October 21, 2009 and Mr. Workman commenced employment as the Company's Executive Vice President and Chief Financial Officer on November 18, 2009 (Mr. Workman was also later appointed as the Company's President in February 2011). This agreement was later amended effective as of December 7, 2010. The agreement provides that it will be automatically extended for successive one-year terms unless either party provides prior written notice of non-renewal or the employment agreement is terminated.

Mr. Workman's agreement provides that his base salary may be adjusted at the Company's discretion and may be reviewed every 14 to 15 months. Mr. Workman is entitled to participate in incentive compensation and bonus programs generally available to executives of the Company and receive contributions from the Company under the Rabbi Trust Deferred Compensation Plan. Mr. Workman's minimum annual target bonus opportunity is 100% of his base salary. Upon termination of Mr. Workman by the Company without “cause” or a resignation by Mr. Workman following an uncured material breach by the Company of his agreement, Mr. Workman is entitled to 18 months of continued base salary, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of unvested deferred compensation and 18 months of continued health benefits. In addition, the buy-out stock award of 122,449 shares granted upon his hiring to compensate him for amounts he would have earned from his former employer shall vest in full and the next installment of the sign-on restricted stock award of 40,816 shares will vest on a pro rata basis. “Cause” is defined generally under Mr. Workman's employment agreement as: (i) fraud or willful or intentional misrepresentation in connection with the employee's duties; (ii) the failure by the employee to substantially perform his duties; (iii) the failure by the employee to follow the lawful directives of the Chief Executive Officer and the Board; (iv) willful or intentional conduct that is detrimental to the Company's reputation, goodwill or business operations, (v) breach or threatened breach of the restrictive covenants in the agreement; (vi) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law, or (vii) a breach of the executive's representation that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Workman on or within 24 months following, or at the request of a third party (directly or indirectly) that consummates such change in control, within 3 months prior to, a “change in control” by the Company without “cause”, he is entitled to a lump sum payment equal to 24 months salary plus the greatest of (i) his annual bonus for the year preceding the year of termination, (ii) his target bonus for the year of termination or (iii) an annualized amount based upon attainment of applicable performance goals through the termination date for the year of termination. In addition, he will receive a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of unvested deferred compensation and up to 24 months of continued health benefits. In addition, the buy-out and sign-on restricted stock awards will vest in full. See footnote 5 of the “2011 Grants of Plan-Based Awards” table for the definition of a “change in control.” Mr. Workman will be subject to a non-competition and non-solicitation covenant for 18 months following his termination. Mr. Workman's employment agreement was amended in 2010 to remove the parachute tax gross-up and to provide that in the event that any payments or benefits to Mr. Workman in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Workman on an after-tax basis.
Mr. Kayne

The Company entered into an employment agreement with Mr. Kayne on April 1, 2011 to serve as Senior Vice President, Secretary and General Counsel of the Company.  The term of Mr. Kayne's employment commenced on April 1, 2011 and will continue until the third anniversary of the commencement date (April 1, 2014), or in the case of a change in control, the third anniversary of such change in control, unless (in each case) terminated by either the Company or Mr. Kayne in accordance with the terms of the employment agreement.  Except as provided above, effective on the third anniversary of the commencement date (provided the term of the agreement is not extended in connection with a change in control as described in the preceding sentence), Mr. Kayne shall be covered under any executive severance plan and/or executive change in control plan that applies generally to executive officers of the Company and any continued employment shall be on an “at will” basis.

Mr. Kayne's agreement provides that his base salary will be reviewed annually by the Company and may be adjusted at the Company's discretion. Mr. Kayne's minimum annual target bonus opportunity is 75% of his base salary, with a guaranteed bonus in 2011 of no less than $300,000. He is also entitled to participate in incentive compensation and bonus programs generally available to executives of the Company. In addition, in order to compensate him for amounts he would have earned from his former employer, the Company paid Mr. Kayne upon commencing his service a sign-on cash bonus equal to $150,000 and granted him a sign-on restricted stock award of 30,000 shares (vesting in four equal installments on the first four anniversaries of the commencement date) with a value at grant of $899,700. Upon termination of Mr. Kayne by the Company without “cause” he will be entitled to receive a severance payment of his base monthly salary for 12 months, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of his sign-on restricted stock award, payment of any unpaid portion of his guaranteed bonus for 2011 and up to 12 months of continued health benefits.  “Cause” under Mr. Kayne's employment agreement is generally defined as:  (i) fraud or willful or intentional misrepresentation in connection with the executive's performance of his duties thereunder; (ii) the willful failure by the executive to substantially perform his duties thereunder; (iii) the failure by the executive to follow the lawful directives of the Chief Executive Officer and the Board; (iv) willful or intentional conduct by the executive that is detrimental to the Company's reputation, goodwill or business operations; (v) breach or threatened breach by the executive of the restrictive covenants provided for in the agreement; (vi) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law; or (vii) a breach of the executive's representations that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Kayne on or during 24 months following, or at the request of a third party (directly or indirectly) that consummates such change in control within three months prior to, a “change in control” by the Company without “cause,” Mr. Kayne will be entitled to receive a lump-sum payment equal to one and one-half (1.5) times his base salary, a pro rata annual bonus for the year of the termination, any unpaid bonus amounts for any previous year, full vesting of any remaining installments of his sign-on restricted stock award, payment of any unpaid portion of his guaranteed bonus for 2011 and up to 18 months of continued health benefits.  In addition, during the 24 month period following a change in control, Mr. Kayne is entitled to terminate his employment agreement upon the Company's material breach of its obligations under the agreement and such termination shall be deemed a termination without “cause.”See footnote 5 of the “2011 Grants of Plan - Based Awards” table for the definition of a “change in control.” Mr. Kayne will be subject to a non-competition and non-solicitation covenant for 12 months following his termination.  In the event that any payments or benefits to Mr. Kayne in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid or made in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Kayne on an after-tax basis.
Mr. Stamps

The Company entered into an employment agreement with Mr. Stamps on June 1, 1999, which was amended on December 31, 2002, December 29, 2008, April 11, 2009 and December 7, 2010. The agreement provides that it will be automatically extended for successive one-year terms unless either party provides prior written notice of non-renewal or the employment agreement is terminated.
Mr. Stamps' agreement provides that his base salary may be adjusted at the Company's discretion and may be reviewed every 14 months. Mr. Stamps is entitled to participate in incentive compensation and bonus programs generally available to executives of the Company and receive contributions from the Company under the Rabbi Trust Deferred Compensation Plan. Mr. Stamps' minimum annual target bonus opportunity is 100% of his base salary. Upon termination of Mr. Stamps by the Company without “cause,” Mr. Stamps is entitled to severance equal to his continued base salary until the end of the term of his employment agreement (but in no event less than a period of 18 months), full vesting of contributions received from the Company under the Rabbi Trust Deferred Compensation Plan and full vesting of unvested equity awards. “Cause” is defined generally under Mr. Stamps' employment agreement as: (i) conduct which is materially detrimental to the Company's reputation, goodwill or business operations, (ii) gross or habitual neglect of his duties or obligations or breach of such duties, or misconduct in discharging such duties, (iii) repeated absence from his duties without the consent of the Executive Vice President of Operations of the Company, (iv) failure or refusal to comply with the policies, standards and regulations of the Company or to follow the directions of the Chief Executive Officer of the Company in complying with those policies, standards and regulations, (v) breach or threatened breach of the restrictive covenants set forth in the agreement, (vi) commission of any act of fraud or dishonesty or (vii) conviction of, or entry of a plea of guilty or nolo contendere with respect to, any criminal act. Mr. Stamps will be subject to a non-competition and non-solicitation covenant for 18 months following his termination. Mr. Stamps' employment agreement was amended in 2010 to remove the parachute tax gross-up and to provide that in the event that any payments or benefits to Mr. Stamps in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Stamps on an after-tax basis.

Mr. Sahney

The Company entered into an employment agreement with Mr. Sahney on October 28, 2010 to serve as President, Specialty Care Division of the Company.  The term of Mr. Sahney's employment commenced on November 10, 2010 for a period of two years and automatically extends by successive one-year periods unless prior to the anniversary date either party notifies the other party that the agreement shall not be extended or the employment agreement is terminated. Except as provided above, Mr. Sahney's continued employment after termination of the automatic one-year contract extension shall be considered “at will.”
Mr. Sahney's agreement provides that his base salary will be reviewed annually by the Company and may be adjusted at the Company's discretion. Mr. Sahney's minimum annual target bonus opportunity is 100% of his base salary. He is also entitled to participate in incentive compensation and bonus programs generally available to executives of the Company. Upon commencing his service, Mr. Sahney was granted an initial award of no less than $950,000, comprised of restricted stock and/or stock options.Upon termination of Mr. Sahney by the Company without “cause” or by Mr. Sahney following an uncured material breach by the Company of his employment agreement, he will be entitled to receive a severance payment of his base monthly salary for 12 months, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year and up to 12 months of continued health benefits.  “Cause” under Mr. Sahney's employment agreement is generally defined as:  (i) fraud or willful or intentional misrepresentation in connection with the executive's performance of his duties thereunder; (ii) the failure by the executive to substantially perform his duties thereunder; (iii) the failure by the executive to follow the lawful directives of the Chief Executive Officer and the Board; (iv) willful or intentional conduct by the executive that is detrimental to the Company's reputation, goodwill or business operations; (v) breach or threatened breach by the executive of the restrictive covenants provided for in the agreement; (vi) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law; or (vii) a breach of the executive's representations that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Sahney on or during 24 months following, or at the request of a third party (directly or indirectly) that consummates such change in control within three months prior to, a “change in control” by the Company without “cause,” Mr. Sahney will be entitled to receive a lump-sum payment equal to 18 months of continued base salary, a pro rata bonus, any unpaid bonus amounts for any previous year and up to 18 months of continued health benefits.  In addition, upon or during the 24 month period following a change in control, Mr. Sahney is entitled to terminate his employment agreement upon the Company's material breach of its obligations under the agreement and such termination shall be deemed a termination without “cause.” See footnote 5 of the “2011 Grants of Plan - Based Awards” table for the definition of a “change in control.” Mr. Sahney will be subject to a non-competition and non-solicitation covenant for 12 months following his termination.  In the event that any payments or benefits to Mr. Sahney in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid or made in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Sahney on an after-tax basis.
EQUITY AWARDS

The terms of outstanding stock options and restricted stock upon a termination of employment or a change in control are discussed in more detail in the notes to the 2011 Grants of Plan-Based Awards table on pages 32 to 33.
RETIREMENT PLANS

The Rabbi Trust Deferred Compensation Plan is discussed in more detail on page 37.

SPLIT-DOLLAR INSURANCE AGREEMENTS

Mr. Stamps is party to split-dollar life insurance agreements with the Company that were entered into in 1996. He receives an annual bonus each year with respect to payment of 20% of his premiums for his split-dollar life insurance policy under this arrangement. In addition, he receives a tax gross-up sufficient to pay all federal, state and local income and employment taxes incurred by him as a result of the foregoing bonus payment. The Company does not pay any premiums for Mr. Stamps' split-dollar life insurance policy. The Company is obligated to make the bonus and tax gross-up payments described above until the later of Mr. Stamps' reaching age 65 or his termination of employment. In the event of a change in control (as defined under the arrangement), the Company is required to continue making all such payments until the later of (i) the executive reaching age 65, (ii) his termination of employment or (iii) the termination date of Mr. Stamp's employment agreement. Upon a change in control, the Company is required to cause a lump sum payment to be made to a rabbi trust that represents the present value of all bonus and tax gross-up payments that would be required to be made by the Company until the date Mr. Stamps reaches age 65.

TRANSACTIONS WITH RELATED PERSONS
Certain Relationships and Transactions

Since January 1, 2011, there have been no related party transactions involving the Company that were required to be approved under the Related Party Transactions Policy of the Company or reported under the SEC related party transaction rules.
Procedures for Approval of Related Party Transactions

The Board has adopted the Related Party Transactions Policy of the Company. Pursuant to the Company's Related Party Transactions Policy and the Audit Committee Charter, the Company's executive officers, Directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company without giving notice to the General Counsel of the Company and obtaining the prior consent of the Audit Committee. Any request for the Company to enter into a transaction with an executive officer, Director, principal stockholder or any of such persons' immediate family members or affiliates in which the amount involved exceeds $120,000 must first be presented to the General Counsel of the Company and the Audit Committee for review, consideration and approval. In determining whether to approve a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons Beneficially Owning More than Five Percent of Outstanding Common Stock of the Company

Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and is based on information provided by the beneficial owner in public filings made with the SEC:

Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership(a)	Percent of Class(a)
BlackRock, Inc.	7,126,677(b)	6.2%
40 East 52nd Street New York, NY10022
Brahman Capital Corp. 655 Third Avenue 11th Floor New York, NY 10017	8,217,562(c)	7.2%
First Pacific Advisors, LLC 11400 West Olympic Blvd. Suite 1200 Los Angeles, CA 90064	6,049,826(d)	5.3%
FMR LLC 82 Devonshire Street Boston, MA 02109	12,794,701(e)	11.1%
Harris Associates L.P. Two North LaSalle Street Suite 500 Chicago, IL 60602-3790	7,740,085(f)	6.8%
Iridian Asset Management LLC	9,273,763(g)	8.1%
276 Post Road West Westport, CT 06880-4704
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	7,907,098(h)	6.9%

(a)
Under applicable SEC regulations, shares are treated as “beneficially owned” if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of April 1, 2011. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating “Percent of Class” for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

(b)	Based on a report on Schedule 13G filed on February 13, 2012, BlackRock Inc. has sole voting power with respect to 7,126,677 shares and sole dispositive powers with respect to 7,126,677 shares.

(c)
Based on a report on Schedule 13G filed on February 14, 2012, Brahman Capital Corp. has shared voting power with respect to 8,217,562 shares and shared dispositive powers with respect to 8,217,562 shares. Brahman Management, LLC, the general partner of certain investment funds with respect the common stock held by Brahman Capital Corp., has shared voting power with respect to 4,879,668 shares and shared dispositive power with respect to 4,879,668 shares. Robert J. Sobel, Mitchell A. Kuflik, and Peter A. Hochfelder, all principals of Brahman Capital Corp. and managing members of Braham Management, LLC, each hold shared voting power with respect to 8,217,562 shares and shared dispositive power with respect to 8,217,562 shares.

(d)
Based on a report on Schedule 13G filed on April 10, 2012, First Pacific Advisors, LLC has shared voting power with respect to 576,234 shares and shared dispositive powers with respect to 6,049,826 shares. Robert L. Rodriguez, J. Richard Atwood and Steven T. Romickeach a controlling person of First Pacific Advisors LLC pursuant to their positions as part-owners and managing members of First Pacific Advisors, LLC, each hold shared voting power with respect to 576,234 shares and shared dispositive powers with respect to 6,049,826 shares.

(e)	Based on a report on Schedule 13G filed on February 14, 2012, FMR LLC has sole voting power with respect to 914,097 shares and sole dispositive powers with respect to 12,794,701 shares.

(f)
Based on a report on Schedule 13G filed on February 14, 2012, Harris Associates LP has sole voting power with respect to 7,740,085 shares and sole dispositive powers with respect to 7,740,085 shares. Harris Associates Inc., the general partner of Harris Associates LP, has sole voting power with respect to 7,740,085 shares and sole dispositive powers with respect to 7,740,085 shares.

(g)
Based on a report on Schedule 13G filed on February 06, 2012, Iridian Asset Management LLC has shared voting power with respect to 9,273,763 shares and shared dispositive powers with respect to 9,273,763 shares. David L. Cohen and Harold J. Levy are both deemed to have a controlling interest in Iridian Asset Management LLC pursuant to their positions as Co-Chief Executive Officer and Co-Chief Investment Officer of Iridian Asset Management LLC. David L. Cohen has sole voting power with respect to 5,033 shares, shared voting power with respect to 9,273,763 shares, sole dispositive power with respect to 5,033 shares and shared dispositive powers with respect to 9,273,763 shares. Harold J. Levy has sole voting power with respect to 33,849 shares, shared voting power with respect to 9,273,763 shares, sole dispositive power with respect to 33,849 shares and shared dispositive powers with respect to 9,273,763 shares.

(h)
Based on a report on Schedule 13G filed on February 14, 2012, Janus Capital Management LLC has sole voting power with respect to 7,167,184 shares, shared voting power with respect to 739,914 shares, sole dispositive power with respect to 7,167,184 shares and shared dispositive powers with respect to 739,914 shares. Janus Capital Management LLC has a direct 94.8% ownership stake in INTECH Investment Management and a direct 77.8% ownership stake in Perkins Investment Management LLC. INTECH Investment Management may be deemed to be the beneficial owner of 497,200 shares of 0.4% of the shares. Perkins Investment Management LLC may be deemed to be the beneficial owner of 242.714 shares or 0.2% of the shares.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth information as of April 1, 2012, with respect to the shares of Common Stock beneficially owned by each of the nominees and Directors, each executive officer named in the Summary Compensation Table, and all Directors and executive officers of the Company as a group. The Stock Ownership Guidelines for the Company's Directors and Executives are discussed in more detail on pages 13 and 27, respectively.

Individual or Group	Number of Shares and Nature of Beneficial Ownership(a)	Percent of Class(a)(b)
Mark A. Emmert	5,566(c)
John Figueroa	198,587(c) 14,847(d)
Steven J. Heyer	26,156(c)
Alexander M. Kayne	27,753(c)
Andrea R. Lindell	32,699(c)
Nitin Sahney	36,325(c)
Barry Schochet	7,475(c)
James D. Shelton	116,634(c)
Jeffrey M. Stamps	126,584(c)
79,934(d)
Amy Wallman	38,721(c)
1,874(d)
John L. Workman	183,323(c)
All Directors, nominees and executive officers as a group (14 persons)	948,661(c)
	157,020(d)	1%

a)
Under applicable SEC regulations, shares are treated as “beneficially owned” if a person has or shares voting or dispositive power with respect to those shares or has a right to acquire the shares within 60 days of April 1, 2012. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating “Percent of Class” for a person, shares which may be acquired within such 60-day period are treated as owned by the person and as outstanding shares.

(b)	Percent of Class is not shown if less than 1%.

(c)
Shares held in individual capacity (or together with a member of his or her household) as to which such person has voting and dispositive powers (and includes shares allocated to the account of each named person or member of the group under the Company's Employees' Savings and Investment Plan as of December 31, 2011 and its Employee Stock Ownership Plan as of March 31, 2012).

(d)	Shares subject to outstanding stock options exercisable within 60 days from April 1, 2012.

PROPOSAL NO. 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives stockholders the opportunity to vote to approve or not to approve, on an advisory basis, the compensation of the Company's named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of the Company's named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the principles, policies and practices described in this Proxy Statement.
At the 2011 Annual Meeting of Stockholders, approximately 85% of the votes cast were voted, in an advisory vote, to submit future say-on-pay votes to the Company's Stockholders on an annual basis. In light of these results, on May 24, 2011, the Board determined that advisory votes on executive compensation will be held annually (until the next required vote on the frequency of shareholder advisory votes on executive compensation).
The Company's executive compensation program is designed to directly link executive compensation to the financial and operating performance of the Company, attract, motivate and retain key executives, maintain a balance between the Company's short and long range performance objectives and link a greater portion of each executive's compensation to the Company's financial performance as the executive assumes greater responsibilities.
Stockholders are urged to read the section of this Proxy Statement captioned “Compensation Discussion and Analysis” which describes the Company's executive compensation program and how the Company's compensation design and practices reflect its compensation philosophy.
The following resolution is submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the Proxy Statement for the 2012 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in such Proxy Statement.”
The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is necessary to approve, on an advisory basis, the compensation of the Company's named executive officers. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation, Nominating and Governance Committee. However, the Compensation, Nominating and Governance Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when evaluating the Company's compensation principles, program and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company's named executive officers, as disclosed in this Proxy Statement.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

LEGAL MATTERS

On February 13, 2006, two substantially similar shareholder derivative actions, entitled Isak v. Gemunder, et al., Case No. 06-CI-390, and Fragnoli v. Hutton, et al., Case No. 06-CI-389, were filed in Kentucky State Circuit Court, Kenton Circuit, against members of Omnicare's board of directors, individually, purporting to assert claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment arising out of the Company's alleged violations of federal and state health care laws based upon the same purportedly improper generic drug substitution that is the subject of the federal purported class action lawsuits. The complaints seek, among other things, damages, restitution and injunctive relief. The Isak and Fragnoli actions were later consolidated by agreement of the parties. The Company believes that the allegations are without merit and intends to vigorously defend itself in this action.

On April 14, 2010, a purported shareholder derivative action, entitled Manville Personal Injury Settlement Trust v. Gemunder, et al., Case No. 10-CI-01212, was filed in Kentucky State Court, against members of the Board and certain former officers of the Company, individually, purporting to assert claims for breach of fiduciary duty, unjust enrichment, gross mismanagement, and waste of corporate assets arising out of alleged violations of federal and state laws prohibiting the payment of illegal kickbacks and the submission of false claims in connection with the Medicare and Medicaid healthcare programs. Plaintiff alleges that the Board and senior management caused the company to violate these laws, which has resulted in over $100 million in fines and penalties paid by Omnicare and exposed the Company and certain individual defendants to potential civil and criminal liability. On April 27, 2011 the court entered an order denying defendants' motion to dismiss the complaint for failure to make a pre-suit demand and failure to state a claim. Defendants filed a notice of appeal from the decision in the Kentucky Court of Appeals, and plaintiff moved to dismiss that appeal on the grounds that the order denying defendants' motion to dismiss is not subject to an immediate appeal under Kentucky law. On October 6, 2011, the Kentucky Court of Appeals granted plaintiff's motion on the grounds that the appeal was premature. The case is now in the discovery stage. The individual defendants have denied all allegations of wrongdoing, believe the claims against them to be completely without merit and intend to vigorously defend themselves in this action.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, persons deemed to be executive officers of the Company, Directors, and beneficial owners of more than 10% of the Common Stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 2011 all such persons complied with these filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of three members of the Board. The Board has affirmatively determined that each member of the Audit Committee is an independent Director and qualified to serve as a member of the Audit Committee under the Guidelines, including the applicable NYSE and SEC standards. The Audit Committee operates under a written charter adopted by the Board.
The Audit Committee assists the Board in monitoring, among other matters: (i) the integrity of the Company's financial statements; (ii) the independent auditors' qualifications, independence and performance; and (iii) the performance of the Company's internal audit function.
The Audit Committee has met and held discussions with management and the Company's internal auditors and independent auditors, each of whom has unrestricted access to the Audit Committee. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has met and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.
The Audit Committee also has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.
The Report of the Audit Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
The Audit Committee:
Amy Wallman, Chairperson
Stephen J. Heyer
Barry Schochet

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm to audit the Company's consolidated financial statements for fiscal year 2012, subject to stockholders ratifying the appointment at the Annual Meeting. PricewaterhouseCoopers (and its predecessor) has acted as independent auditors for the Company and its consolidated subsidiaries since 1981.
Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company's independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee's discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.
Fees and Services of Independent Registered Public Accounting Firm

The following table summarizes fees for professional services provided to the Company by PricewaterhouseCoopers for the fiscal years ended December 31, 2011 and 2010 (in thousands):

Fees	2011	2010
Audit	$2,925	$4,356
Audit-Related	474	3,265
All Other	49	31
Total	$3,448	$7,652

Audit fees for the fiscal years ended December 31, 2011 and 2010, respectively, were for professional services rendered for the integrated audit of the consolidated financial statements and effectiveness of internal controls over financial reporting of the Company, as well as comfort letters and related debt offering procedures, statutory audits, income tax provision procedures and assistance with review of documents and financial statements filed with the SEC.
Audit-related fees for the fiscal years ended December 31, 2011 and 2010, respectively, were for assurance and related services primarily attributable to acquisition-related financial due diligence and agreed-upon procedures (for deferred payments on prior acquisitions), as well as employee benefit plan audits and consultations concerning financial accounting and reporting standards and compliance matters.
All other fees for the fiscal years ended December 31, 2011 and 2010, respectively, were permissible services performed by PricewaterhouseCoopers that do not meet the above category descriptions, including administrative security support.

Vote on Ratification of Appointment

Although ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm of the Company for fiscal year 2012 by stockholders is not required by law or the By-Laws, the appointment of PricewaterhouseCoopers will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting in person or by proxy is necessary to ratify the appointment of PricewaterhouseCoopers. If the appointment is not ratified at the Annual Meeting, the Audit Committee will reconsider its appointment of the independent registered public accounting firm. In connection with its appointment of PricewaterhouseCoopers as independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for fiscal year 2012.
It is expected that a representative of PricewaterhouseCoopers will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL YEAR 2012.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder Proposal Intended for Inclusion in the 2013 Proxy Statement

Any stockholder proposal intended to be considered for inclusion in the Company's proxy materials for presentation at the 2013 Annual Meeting of Stockholders must be in writing and received by the Corporate Secretary of the Company not later than December 22, 2012.If any stockholder who intends to propose any other matter to be acted on at the 2013 Annual Meeting of Stockholders does not inform the Company of such matter by March 5, 2013, the persons named as proxies for the 2013 Annual Meeting of Stockholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.
Stockholder Nomination of a Candidate for Election as a Director

The By-Laws, a copy of which is available upon request to the Corporate Secretary of the Company, provide that nominations for Director may only be made by the Board or a stockholder entitled to vote who sends a stockholder notice of the nomination to the Corporate Secretary of the Company that is received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year's annual meeting of stockholders. For a nominee of a stockholder to be eligible for election at the 2013 Annual Meeting, the stockholder's notice of nomination must be received by the Corporate Secretary of the Company between January 24, 2013 and February 23, 2013. This advance notice period is intended to allow the Board to have an opportunity to consider persons expected to be nominated at the 2013 Annual Meeting.
A stockholder's notice of nomination is required to set forth the following: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of capital stock of the Company that are beneficially owned by such person; (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) and between the beneficial owner and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of Directors, or is otherwise required, in each case, pursuant to Section 14 of the Exchange Act (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to Section 1.02(e) of the By-Laws.
Advance Notice of Business for 2013 Annual Meeting

The By-Laws provide that no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Corporate Secretary of the Company (containing certain information specified in the By-Laws about the stockholder and the proposed business) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year's annual meeting of stockholders. For business proposed by a stockholder to be eligible to be brought before the 2013 Annual Meeting, the stockholder's notice of proposed business must be received by the Corporate Secretary of the Company between January 24, 2013 and February 23, 2013.

CORPORATE SECRETARY ADDRESS FOR NOTICES AND REQUESTS

All notices to, or requests of, the Corporate Secretary of the Company should be sent to Omnicare, Inc., 900 Omnicare Center, 401 East Fourth Street, Cincinnati, Ohio 45202.
OTHER MATTERS

As of the date of this Proxy Statement, the Company did not know of any other matter which will be presented for consideration at the Annual Meeting. However, if any other matter should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to vote on the matter.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY23, 2012

Omnicare's 2012 Proxy Statement and form of Proxy and 2011 Annual Report to Stockholders are available at http://proxy.omnicare.com.
EXPENSES OF SOLICITATION

The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone, by facsimile or by other electronic means from some stockholders, if such proxies are not promptly received. The Company also expects to retain D. F. King & Co., Inc., a proxy-soliciting firm, to assist in the solicitation of such proxies at a cost that will not exceed $12,500 plus reasonable expenses.
By Order of the Board of Directors
ALEXANDER M. KAYNE
Senior Vice President, Secretary and General Counsel
April 19, 2012

Omnicare

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote "FOR" all nominees listed:

1. Election of Directors	For	Against	Abstain
1a Mark A. Emmert	☐	☐	☐
1b John Figueroa	☐	☐	☐
1c Steven J. Heyer	☐	☐	☐
1d Andrea R. Lindell	☐	☐	☐
1e Barry Schochet	☐	☐	☐
1f James D. Shelton	☐	☐	☐
1g Amy Wallman	☐	☐	☐

NOTE: IF NO OTHER CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED ON PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

The Board of Directors recommends you vote "FOR" the following proposals:

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000133336_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com .

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Stockholders, May 23, 2012

The undersigned stockholder(s) hereby appoint(s) John Figueroa, John L. Workman and Alexander M. Kayne as Proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Omnicare, Inc. held of record by the undersigned as of March 30, 2012 at the Annual Meeting of Stockholders to be held on May 23, 2012, or at any postponement or adjournment thereof.

Continued and to be signed on reverse side

0000133336_2 R1.0.0.11699

Omnicare

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote "FOR" all nominees listed:

1. Election of Directors	For	Against	Abstain
1a Mark A. Emmert	☐	☐	☐
1b John Figueroa	☐	☐	☐
1c Steven J. Heyer	☐	☐	☐
1d Andrea R. Lindell	☐	☐	☐
1e Barry Schochet	☐	☐	☐
1f James D. Shelton	☐	☐	☐
1g Amy Wallman	☐	☐	☐

NOTE: IF NO OTHER CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED ON PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

The Board of Directors recommends you vote "FOR" the following proposals:

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000133337_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com .

April 19, 2012

To Participants of Omnicare Retirement and Savings Plans:

We are writing to you in connection with the Annual Meeting of Stockholders of Omnicare, Inc. to be held on May 23, 2012.

Under the terms of certain Omnicare retirement and savings plans (any of such plans, a "Plan"), each participant of such Plan has the right to instruct the Trustee of such Plan on how to vote the eligible shares of Omnicare stock allocated to his or her account. Enclosed for your information is a copy of the proxy solicitation material for Omnicare's 2012 Annual Meeting of Stockholders. Also attached is a form to provide the Charles Schwab Trust Company, as trustee of each Plan, with confidential instructions on how to vote the eligible shares of Omnicare stock allocated to your Plan.

Upon receipt of your vote, the Charles Schwab Trust Company will vote the shares of Omnicare stock, as instructed, at the Annual Meeting of Stockholders to be held on May 23, 2012, or at any postponement or adjournment thereof. Further, we wish to assure you that the Charles Schwab Trust Company as well as Broadridge, Tabulator for the Trustees, have been advised that the instructions received from individual participants will not be divulged or released to any outside person, including officers or employees of Omnicare, Inc. The Charles Schwab Trust Company, however, has the right, as Trustee, to vote any shares of Omnicare stock for which voting instructions have not been received, or where shares are not vested or allocated, in the same proportion and in the same manner as shares in the other stock accounts are voted.

We look forward to seeing many of you at the Annual Meeting.

John Figueroa
Chief Executive Officer

Continued and to be signed on reverse side

0000133337_2 R1.0.0.11699